                                                                 EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF SEPTEMBER 18, 1997

                                  BY AND AMONG

                          BOOTH CREEK SKI GROUP, INC.,

                             LMRC ACQUISITION CORP.

                                       AND

                      LOON MOUNTAIN RECREATION CORPORATION







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                                TABLE OF CONTENTS
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                                                                              Page
ARTICLE I
         DEFINITIONS............................................................1
         1.1      General.......................................................1
         1.2      Definitions...................................................1
         1.3      Interpretation................................................9

ARTICLE II
         THE MERGER.............................................................9
         2.1      The Merger....................................................9
         2.2      Conversion of Shares Upon the Merger.........................10
         2.3      Company Common Stock.........................................11
         2.4      Appraisal Rights.............................................13
         2.5      Options......................................................13
         2.6      Articles of Incorporation....................................13
         2.7      By-Laws......................................................14
         2.8      Directors and Officers.......................................14
         2.9      Effect of the Merger.........................................14
         2.10     Company Closing Expenses.....................................14
         2.11     Escheat......................................................14

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................14
         3.1      Corporate Status; Due Authorization; Authority
                  of the Company; Enforceability...............................15
         3.2      Accounts Receivable..........................................15
         3.3      Trade Names, Trademarks and Copyrights.......................16
         3.4      No Patent Rights.............................................16
         3.5      Ski and Other Passes.........................................16
         3.6      Contracts....................................................16
         3.7      Compliance with Laws.........................................17
         3.8      Litigation...................................................17
         3.9      Personnel Identification and Compensation....................17
         3.10     Existing Employment Contracts................................17
         3.11     Capitalization; Subsidiaries.................................18
         3.12     Shareholder List; Shareholder Agreements.....................19
         3.13     Forest Service Permits.......................................19
         3.14     Environmental................................................19
         3.15     Certain Transactions.........................................22
         3.16     Employee Benefit Matters, Plans and Claims...................22


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         3.17     Tax Matters................................................24
         3.18     Inventories................................................27
         3.19     Title to Assets; Liens.....................................27
         3.20     Real Property..............................................27
         3.21     Improvements...............................................28
         3.22     Zoning.....................................................28
         3.23     No Commitments.............................................29
         3.24     Continued Use of Real Property.............................29
         3.25     Water Rights...............................................29
         3.26     Condition of Assets........................................29
         3.27     Consents...................................................29
         3.28     Licenses and Permits.......................................30
         3.29     No Alternative Transactions................................30
         3.30     Occupational Safety and Health.............................30
         3.31     Insurance..................................................30
         3.32     Financial Statements.......................................30
         3.33     Undisclosed Liabilities....................................30
         3.34     Conduct of Business Since Reference Balance Sheet Date.....31
         3.35     Broker's or Consultant's Fees..............................32
         3.36     Banking Arrangements.......................................32
         3.37     Powers of Attorney.........................................32
         3.38     Disclosure.................................................32
         3.39     Proxy Statement............................................32
         3.40     Shareholders...............................................33
         3.41     Expansion..................................................33

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF PURCHASER
         AND ACQUISITION SUB.................................................33
         4.1      Corporate Status...........................................33
         4.2      Due Authorization..........................................33
         4.3      Authority of Purchaser.....................................33
         4.4      Enforceability.............................................34
         4.5      Consents...................................................34
         4.6      Broker's or Consultant's Fees..............................34
         4.7      Litigation.................................................34
         4.8      Business Activities of Acquisition Sub.....................34

ARTICLE V
         PRE-CLOSING COVENANTS...............................................34
         5.1      Required Consents..........................................34
         5.2      Conduct of the Business....................................35
         5.3      Right of Inspection; Access to Books and Personnel.........35
         5.4      Notification of Material Adverse Events....................36


                                       ii

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         5.5      Disclosure Schedule and Supplemental Disclosures...........36
         5.6      Title Insurance and Surveys................................36
         5.7      Code Section 1445 Withholding..............................37
         5.8      Exclusivity................................................38
         5.9      Required Filings...........................................38
         5.10     Shareholder Approval and Dissenting Shares.................38
         5.11     Interim Financial Statements...............................39
         5.12     Earnest Money Deposit......................................39
         5.13     Company Preferred Stock....................................40
         5.14     Exchange Agent Agreement...................................41
         5.15     Marketing Agreement........................................41

ARTICLE VI
         CONDITIONS PRECEDENT TO PURCHASER'S
         AND ACQUISITION SUB'S OBLIGATIONS...................................41
         6.1      Obligations to be Satisfied on or Prior to Closing Date....41
         6.2      Procedure for Failure to Satisfy Conditions................44

ARTICLE VII
                  CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS..........44
         7.1      Obligations to Be Satisfied on or Prior to Closing Date....44
         7.2      Procedure for Failure to Satisfy Conditions................45

ARTICLE VIII
         CLOSING.............................................................45
         8.1      Time and Place.............................................45
         8.2      Closing Transactions.......................................45
         8.3      Deliveries by the Company to Purchaser
                  and Acquisition Sub........................................45
         8.4      Deliveries by Purchaser and Acquisition
                  Sub to the Company.........................................47

ARTICLE IX
         OTHER AGREEMENTS....................................................48
         9.1      Further Assurance..........................................48
         9.2      Confidentiality............................................48
         9.3      Employment Matters.........................................49
         9.4      Sales and Transfer Taxes...................................49
         9.5      Purchaser Non-Solicitation.................................49
         9.6      Section 338 of the Code....................................50

ARTICLE X
         INDEMNIFICATION.....................................................50
         10.1     Indemnification by Merger Consideration Recipients.........50
         10.2     Indemnification by Purchaser...............................51
         10.3     Procedure for Indemnification..............................51


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         10.4     Limitations on Indemnity...................................52
         10.5     Escrow Agreement...........................................54
         10.6     Payment....................................................54
         10.7     Set-Off....................................................54

ARTICLE XI
         TERMINATION.........................................................55
         11.1     Rights to Terminate........................................55
         11.2     Effects of Termination.....................................55

ARTICLE XII
         THE REPRESENTATIVE..................................................56
         12.1     Appointment................................................56
         12.2     Authorization..............................................56
         12.3     Irrevocable Appointment....................................57
         12.4     Resignation and Removal....................................57
         12.5     Purchaser's Reliance.......................................58
         12.6     Exculpation and Indemnification............................58

ARTICLE XIII
         MISCELLANEOUS PROVISIONS............................................58
         13.1     Public Announcements.......................................58
         13.2     Post-Closing Deliveries....................................58
         13.3     Notices....................................................58
         13.4     Assignment.................................................60
         13.5     Benefit of the Agreement...................................60
         13.6     Exhibits and Schedules.....................................60
         13.7     Headings...................................................60
         13.8     Entire Agreement...........................................60
         13.9     Modifications and Waivers..................................61
         13.10    Counterparts...............................................61
         13.11    Severability...............................................61
         13.12    GOVERNING LAW..............................................61
         13.13    Expenses...................................................61
         13.14    Waiver of Jury Trial.......................................61

ARTICLE XIV
         GUARANTEE...........................................................62



                                       iv

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EXHIBITS

Exhibit A                  Form of Escrow Agreement
Exhibit B                  Form of Exchange Agreement
Exhibit C                  Form of Option Cancellation Agreement
Exhibit D                  Articles of Merger
Exhibit E                  Company Closing Expenses
Exhibit F                  Form of Shareholder Agreement
Exhibit G                  Opinion of Company's, Subsidiary's and
                           Representative's Counsel
Exhibit H                  Form of Severance Agreement
Exhibit I                  Form of Withholding Certificates
Exhibit J                  Opinion of Purchaser and Acquisition Sub's Counsel


DISCLOSURE SCHEDULES

Schedule 1.1               Expansion of Company's Business
Schedule 3.3               Trade Names, Trademarks and Copyrights
Schedule 3.5               Ski and Other Passes
Schedule 3.6               Contracts, Indebtedness and Promissory Notes
Schedule 3.7               Compliance with Laws
Schedule 3.8               Litigation
Schedule 3.9               Personnel Identification and Compensation
Schedule 3.10              Existing Employment Contracts
Schedule 3.11 Copy of Stock Option Plan; List of Option Holders with Details
Schedule 3.12              Shareholder List
Schedule 3.13              Forest Service Permits
Schedule 3.14.2            Compliance with Environmental Laws
Schedule 3.14.4            Release of Hazardous Substances
Schedule 3.14.5            Environmental and Related Permits
Schedule 3.14.6            Environmental Proceedings
Schedule 3.14.7            Tanks, Asbestos and PCB's
Schedule 3.15              Certain Transactions - Non-ownership
Schedule 3.16              Employee Benefit Matters, Plans and Claims
Schedule 3.17(j)           Joint Ventures and Partnerships
Schedule 3.18              Inventories
Schedule 3.19              Title to Assets; Liens
Schedule 3.20              Real Property
Schedule 3.23 Commitments With Utility Companies, School Districts, Water Districts or Improvement Districts
Schedule 3.25              Water Rights
Schedule 3.26              Equipment & Improvements
Schedule 3.27              Consents
Schedule 3.28              Licenses and Permits


                                        v

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Schedule 3.30              Occupational Safety and Health Violations and
                           Investigations
Schedule 3.31              Insurance
Schedule 3.32              Financial Statements
Schedule 3.34              FY 1997-98 Operating and Capital Budget
Schedule 3.36              Banking Arrangements
Schedule 9.3 Parties to Severance Agreements, Length of Severance Period, Base Salary & Addresses




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



                          AGREEMENT AND PLAN OF MERGER


                  This Agreement and Plan of Merger (this "Agreement") is made as of this 18th day of September, 1997, by and among BOOTH CREEK SKI GROUP, INC., a Delaware corporation (together with its successors and permitted assigns, "Purchaser"), LMRC ACQUISITION CORP., a New Hampshire corporation and an indirect wholly-owned subsidiary of Purchaser ("Acquisition Sub"), and LOON MOUNTAIN RECREATION CORPORATION, a New Hampshire corporation (the "Company").

                                    RECITALS

         WHEREAS, the Company has authorized capital stock of (i) 750,000 shares of common stock, $.10 par value per share ("Company Common Stock"), of which 590,470 shares are outstanding as of the date hereof; and (ii) 2,250 shares of 7% non-cumulative preferred stock, $100 par value per share ("Company Preferred Stock"), of which 1,334 shares are outstanding as of the date hereof;

         WHEREAS, under the Company's Non-Qualified Stock Option Plan dated June 22, 1990 (the "Stock Option Plan"), options (including those options not yet fully vested and/or exercisable in accordance with their terms) to purchase 14,155 shares of Company Common Stock (the "Option Shares") are outstanding as of the date hereof and the Company is hereby agreeing that it will not issue any additional options thereunder;

         WHEREAS, the Company and the Subsidiary (as hereinafter defined) are engaged in the ownership and operation of a ski resort by the name of "Loon Mountain," together with a real estate and development company and other facilities and properties, all located in the White Mountains in Lincoln, New Hampshire (the "Business"); and

         WHEREAS, Purchaser, Acquisition Sub and the Company desire to have Acquisition Sub merge with and into the Company pursuant to a transaction in which the separate existence of Acquisition Sub will cease, the Company shall continue as the surviving corporation and become an indirect, wholly-owned subsidiary of Purchaser, and (i) each share of Company Common Stock (except for shares, if any, with respect to which the holder thereof shall have perfected dissenter's rights) will be converted into a right to receive the Common Share Merger Consideration, (ii) each share of Company Common Stock with respect to which the holder thereof shall have perfected dissenter's rights shall be converted into the right to receive the fair value for such share as determined pursuant to New Hampshire Law and (iii) each outstanding Option will be converted into a right to receive the Option Merger Consideration.

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Acquisition Sub, and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

         1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

             Accounts Receivable. All present and future rights to payment for goods sold or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by the Company or the Subsidiary.

             Acquisition Sub.  As defined in the Recitals hereto.

             Acquisition Sub Stock. All of the issued and outstanding shares of capital stock of Acquisition Sub, consisting of 100 shares of common stock, $.01 par value.

             Adverse Consequences. All allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all accounting, consultant and reasonable attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

             Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

             Agreement. This Agreement and Plan of Merger, together with all Exhibits and Disclosure Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

             Aggregate Merger Consideration. Seventeen Million Nine Hundred Ninety-Nine Thousand Nine Hundred and Seventy Dollars ($17,999,970) (subject to the Price Adjustment, if any, required pursuant to Section 2.2(b)).

             Aggregate Preferred Redemption Consideration. One Hundred Forty-Two Thousand Seven Hundred Thirty-Eight Dollars ($142,738).

             Allocable Portion. The ratable portion of the Holdback attributable to any share of Company Common Stock (other than Dissenting Shares) or any Option Share derived by

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multiplying the Holdback times the fraction equal to the number of such shares of Company Common Stock (other than Dissenting Shares) or Option Shares being considered over the aggregate number of outstanding shares of Company Common Stock (other than Dissenting Shares) and the number of Option Shares that could be issued upon exercise of all remaining Options on the Closing Date.

                  Authority. Any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any public or governmental regulatory authority, whether foreign, federal, state or local.

                  Business.  As defined in the Recitals hereto.

                  CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.

                  Closing.  The closing of the Merger.

                  Closing Date. Five (5) days following the date on which Purchaser and the Company agree all closing conditions have been satisfied (or will be satisfied on the Closing Date) or waived or such other date as Purchaser and the Company may mutually agree in writing, in either case, upon which the Closing shall occur.

                  Code.  Internal Revenue Code of 1986.

                  Common Share Merger Consideration. The quotient obtained by dividing (a) the Aggregate Merger Consideration (as adjusted) by (b) the sum of the number of issued and outstanding shares of Company Common Stock plus the number of Option Shares that could be issued upon the vesting and exercise of all remaining Options on the Closing Date.

                  Company.  As defined in the Recitals hereto.

                  Company Closing Expenses. All attorneys' fees and other legal costs and expenses, accountants' fees and other accounting costs and expenses and investment banker fees and other investment banking costs and expenses incurred by the Company in connection with its negotiation, preparation and execution of this Agreement and its consummation of the Merger and the other transactions contemplated hereby.

                  Company Common Stock.  As defined in the Recitals hereto.

                  Company's Knowledge or Knowledge. The knowledge after due inquiry and reasonable investigation of each of the senior executives of the Company, including, without limitation, Samuel S. Adams, Alexander J. Kalinski, David Anderson, Ruth Berkeley, Nancy Donahue, Rich Kelley, Ted Sutton and David Talbot.

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                  Company Preferred Stock.  As defined in the Recitals hereto.

                  Contracts. All contracts, leases, subleases, arrangements, commitments, promissory notes, loan or credit agreements, instruments and other agreements of the Company or the Subsidiary, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business, including, without limitation, those items which are listed on Schedule 3.6.

                  Dissenting Shares. The shares of Company Common Stock held by persons who perfect dissenter's rights under New Hampshire Law with respect to such Company Common Stock.

                  DOJ.  United States Department of Justice.

                  ENVIRON Environmental Site Assessment Report. The Phase I Environmental Site Assessment Report dated July, 1997, prepared by ENVIRON International Corporation with respect to the Company.

                  Equipment and Improvements. All ski lifts, pylons, towers, ski-lift machinery and equipment, snow-cats, groomers, snow-making machinery and equipment, lighting equipment, ski trail improvements, mountain restaurants, signs, snow-making facilities and other facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, machinery, equipment, service trucks, shuttle busses, golf carts, snowmobiles, bicycles, vehicles, tractors, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by the Company or the Subsidiary, or are utilized in connection with the Company's or the Subsidiary's operations upon or within the Real Property, including, without limitation, the items listed on
Schedule 3.26.

                  ERISA.  Employee Retirement Income Security Act of 1974.

                  Escrow Account. The escrow account to be established by the Escrow Agent pursuant to the Escrow Agreement, into which the Holdback delivered to the Escrow Agent shall be placed.

                  Escrow Agent. Initially, Citizens Bank New Hampshire, a New Hampshire guaranty savings bank, and any successor or replacement thereof appointed in accordance with the Escrow Agreement.

                  Escrow Agreement. The Escrow Agreement among the Escrow Agent, the Purchaser and the Representative in substantially the form of Exhibit A hereto as amended from time to time after the Closing Date, which Escrow Agreement shall govern the establishment of, and the investment and disposition of, the funds held in the Escrow Account.

                  Exchange Account. The trust account to be established by the Exchange Agent pursuant to the Exchange Agreement, into which the amounts to be delivered to the Exchange Agent pursuant to Section 2.3 shall be placed.

                  Exchange Agent. Initially, Citizens Bank New Hampshire, a New Hampshire guaranty savings bank, and any successor or replacement thereof appointed in accordance with the Exchange Agreement.

                  Exchange Agreement. The Exchange Agreement among the Exchange Agent, the Purchaser, the Company and the Representative in substantially the form of Exhibit B hereto as amended from time to time after the Closing Date, which Exchange Agreement shall govern the establishment of, and the investment and disposition of, the funds held in the Exchange Account.

                  Existing Title Commitment. The mortgagee title commitment, covering approximately 455 acres, issued to Citizens Bank of New Hampshire by Lawyer's Title Insurance Company dated August 25, 1997.

                  Expansion. The Company's plan and proposal to expand its facilities, including, without limitation, expansion into the south portion of the mountain as described on Schedule 1.1.

                  Financial Statements. The audited balance sheets and income statements and statements of cash flow of the Company and its subsidiaries, on a consolidated basis, for the years ended April 30, 1996 and April 30, 1997, together with the unaudited balance sheet and income statement and statement of cash flow of the Company and its subsidiaries, on a consolidated basis, for the three (3) month period ended July 27, 1997, copies of which are attached hereto as Schedule 3.32.

                  Forest Service.  The United States Forest Service.

                  FTC.  United States Federal Trade Commission.

                  HSR Act or Hart-Scott-Rodino Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  Holdback. One Million Five Hundred Thousand Dollars ($1,500,000); provided, however, that to the extent that holders of more than ten percent (10%) of the shares of Company Common Stock outstanding ("Excess Dissenters' Shares") shall have perfected dissenter's rights under New Hampshire Law, and the Purchaser nonetheless elects to waive Section 6.1(m) and proceed with the Merger, then the Holdback shall be reduced dollar for dollar in an amount equal to the Allocable Portion of the Holdback which would have been attributable to such Excess

Dissenters' Shares if the holders of such Excess Dissenters' Shares had not caused such shares to become Dissenting Shares.

                  Initial Option Cash Payment. An amount equal to the Option Merger Consideration less the Allocable Portion of the Holdback attributable to such Option based on the number of Option Shares covered thereby.

                  Initial Per Common Share Cash Payment. An amount equal to the Common Share Merger Consideration less the Allocable Portion of the Holdback attributable to such share of Company Common Stock.

                  Intangibles. All trade names, trademarks, service marks, copyrights, trade secrets, registrations and applications for any thereof, and all technical know-how and other intellectual property rights or intangibles used by the Company or the Subsidiary in the operation of the Business, including, without limitation, those listed on Schedule 3.3 to this Agreement and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under all applicable Laws.

                  Inventories. All of the Company's and the Subsidiary's retail inventory (including, without limitation, all inventories of food and beverages and inventory customarily sold by the Company or the Subsidiary in new or used condition to the public) and non-retail inventory (including, without limitation, all inventories of ski rental equipment and employee and ski patrol jackets, parkas, pants and other uniform items, other than those which are customarily sold by the Company or the Subsidiary in new or used condition to the public and which are included in the Company's and the Subsidiary's retail inventory), consumable supplies, spare parts and repair materials and any and all other inventories of the Company and the Subsidiary, an approximate summary of which retail and non-retail inventories currently on hand is set forth on
Schedule 3.18 to this Agreement under the heading "Inventories", plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory sold or consumed by the Company or the Subsidiary in the Ordinary Course of Business on or before the Closing Date.

                  IRS.  Internal Revenue Service.

                  Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

                  Leased Real Property. Those certain parcels of land more fully described on Schedule 3.20.

                  Letter of Intent. The letter of intent dated June 30, 1997 between Booth Creek, Inc. and the Company relating to the transactions contemplated by this Agreement, and as amended on

August 15, 1997 and August 29, 1997, and as may be further modified or amended from time to time.

                  Liabilities. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

                  Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

                  Merger. As defined in the Recitals hereto.

                  Merger Consideration Recipient. At the Effective Time, each holder of Company Common Stock and each holder of Options.

                  Options. The options issued pursuant to the Company's Stock Option Plan, whether or not then exercisable.

                  Option Shares. As defined in the Recitals hereto.

                  Option Cancellation Agreement. A written agreement from the holder of any Options, substantially in the form of Exhibit C, relating to the termination of such employee's Options.

                  Option Merger Consideration. With respect to each Option outstanding as of the Effective Time, an amount equal to (a) the product of (i) the Common Share Merger Consideration and (ii) the aggregate number of Option Shares which are subject to such Option less (b) the aggregate exercise price payable with respect to such Option.

                  Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

                  Ordinary Course of Business. The ordinary course of business of the Company and/or the Subsidiary, as applicable, in accordance with past custom and practice (including with respect to quantity and frequency).

                  Owned Real Property. Those certain parcels of land more fully described on Schedule 3.20, together with all timber and water rights and other privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon and together with all easements and rights-of-way used or useful in connection therewith.

                  Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

                  Preferred Share Redemption Consideration. One Hundred Seven Dollars ($107) per share of Company Preferred Stock.

                  Purchaser. As defined in the Recitals hereto.

                  RCRA.  Resource Conservation and Recovery Act, 42 U.S.C.
Section 9201, et seq.

                  Real Property. Collectively, the USFS Permitted Property, the Owned Real Property and the Leased Real Property.

                  Real Property Leases. All leases to the Leased Real Property.

                  Records. All books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, plans and other data which are necessary to or desirable for the ownership, use, maintenance or operation of the Business and which are owned or used by the Company or the Subsidiary, including, without limitation, all blueprints and specifications, all Tax, personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, ski trail design specifications and improvement records, all pricing and cost information, all sales records, all accounting and financial records, all sales and use tax returns, reports, files and records, asset history records and files, all data entry and accounting systems used to conduct the day-to-day operations of the Business, all maintenance and repair records, all correspondence, notices, citations and all other documents received from, sent to or in the Company's or the Subsidiary's possession in connection with any Authorities (including, without limitation, federal, state, county or regional environmental protection, air or water quality control, occupational health and safety, land use, planning or zoning, Forest Service, and any alcohol, beverage or fire prevention Authorities), all plans, maps and surveys of the Real Property, and all plans and designs of buildings, structures, fixtures and equipment.

                  Reference Balance Sheet. The unaudited balance sheet of the Company and the Subsidiary, on a consolidated basis, for the Business dated the Reference Balance Sheet Date.

                  Reference Balance Sheet Date. July 27, 1997.

                  Shareholder Agreement. The Shareholder Agreement among the Purchaser, Acquisition Sub and a shareholder of Company Common Stock, in substantially the form of Exhibit F.

                  South Mountain. The region covered by a one-year USFS Permit, which is due to expire May 15, 1998, permit number 4031-01, and consisting of approximately 581 acres as shown on the map contained in Schedule 1.1 of this Agreement.

                  Stock Option Plan. As defined in the Recitals hereto.

                  Subsidiary. Loon Realty Corp., a New Hampshire corporation and a wholly-owned subsidiary of the Company.

                  USFS Permits. The special use permits issued by the Forest Service, each of which is described on Schedule 3.13, including the maps, master development plans, operating plans, and other exhibits attached thereto or incorporated therein.

                  USFS Permitted Property. The land described in the USFS Permits and the plants, buildings, structures, installations, fixtures, improvements, betterments and additions situated thereon.

                  In addition to the terms defined above, the following terms are defined in the Sections as listed below:


                    DEFINED TERM                                SECTION
                    ------------                                -------

                  Alternative Transaction                     Section 5.8
                  Articles of Merger                          Section 2.1(b)
                  Company Warranty Claim                      Section 10.2(a)
                  Confidential Information                    Section 9.2(a)
                  Disclosure Schedules                        Section 5.5
                  Earnest Money                               Section 5.12
                  Effective Time                              Section 2.1(b)
                  Environmental Claims                        Section 3.14.6
                  Environmental Laws                          Section 3.14.1(a)
                  FY 1997-98 Budget                           Section 3.34
                  Hazardous Substances                        Section 3.14.1(b)
                  Indemnified Party                           Section 10.3(a)
                  Indemnifying Party                          Section 10.3(a)
                  Land Status Report                          Section 5.6(a)(iv)
                  Leasehold Policies                          Section 5.6(a)(ii)
                  New Hampshire Law                           Section 2.1(a)
                  Permits                                     Section 3.28
                  Plan                                        Section 3.16(a)
                  Price Adjustment                            Section 2.2(b)
                  Proxy Statement                             Section 3.39
                  Purchaser Indemnified Person                Section 10.1
                  Purchaser Warranty Claims                   Section 10.1(a)

       Release                                     Section 3.14.1(c)
       Representative                              Section 12.1
       Section 1445 Withholding                    Section 5.7
       Shareholders' Meeting                       Section 5.10
       Surveys                                     Section 5.6(a)(iii)
       Surviving Company                           Section 2.1(a)
       Taxes                                       Section 3.17(a)
       Third-Party Notice                          Section 10.3(b)
       Title Company                               Section 5.6(a)(i)
       Title Policies                              Section 5.6(a)(i)

                  1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Disclosure Schedules and Exhibits shall mean and refer to Articles, Sections, Disclosure Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Disclosure Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).


                                   ARTICLE II
                                   THE MERGER

                  2.1      The Merger.

                  (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Purchaser, Acquisition Sub and the Company, at the Effective Time (as such term is defined in Section 2.1(b)), Acquisition Sub shall be merged with and into the Company in accordance with the New Hampshire Business Corporation Act (the "New Hampshire Law"), the separate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation in the Merger (herein sometimes called the "Surviving Company") under the name "Loon Mountain Recreation Corporation."

                  (b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of New Hampshire the appropriate articles of merger (the "Articles of Merger") duly executed by the Company and Acquisition Sub in accordance with the requirements of New Hampshire Law and with this Agreement and in substantially the form attached hereto as Exhibit D. The date and time of filing with and acceptance of the Articles of Merger with the Secretary of the State of New Hampshire is referred to herein as the "Effective Time."

                  2.2      Conversion of Shares Upon the Merger.

                  (a) At the Effective Time, the outstanding shares of Company Common Stock and Acquisition Sub Stock will be converted or canceled and retired or remain outstanding, in each case pursuant to the Merger and without any action on the part of the holder thereof, as follows:

                     (i) All the shares of Acquisition Sub Stock shall be converted into one-hundred (100) validly issued, fully paid and nonassessable shares of Company Common Stock, par value $.10 per share, of the Surviving Company. The certificate which formerly represented the outstanding Acquisition Sub Stock shall, from and following the Effective Time, represent, and for all purposes be evidence of ownership of, the number of shares of the class of the Surviving Company set forth in the preceding sentence.

                    (ii) Each share of Company Common Stock which, immediately prior to the Effective Time, was held by the Company as a treasury share shall be canceled and retired without any payment being made therefor.

                    (iii) Each share of Company Common Stock issued and outstanding as of the Effective Time, other than Dissenting Shares, shall be converted into the right to receive in cash the Common Share Merger Consideration, subject to the payment of the Holdback on the Closing Date as required by Section 2.2(c), which amount shall be payable in the manner set forth in Section 2.3.

                     (iv) Each share of Company Common Stock which is outstanding as of the Effective Time with respect to which the holder thereof shall have perfected dissenter's rights under New Hampshire Law will be converted into, and become a right to receive the fair value for such share as determined pursuant to New Hampshire Law, RSA 293-A:
         13.01 et. seq.

               (b) At the Closing Date, the Aggregate Merger Consideration shall be adjusted ("Price Adjustment") as follows:

                   (i) In the event that the Company pays a dividend on the Company Common Stock during the time period beginning on the date hereof and ending on the Closing Date, the Aggregate Merger Consideration shall be reduced on the Closing Date by the aggregate amount of such dividend;

                   (ii) In the event that any of the Options are effectively exercised or terminated during the time period beginning on June 30, 1997 and ending on the Closing Date, the Aggregate Merger Consideration shall be reduced by the aggregate amount of the exercise price on such Options which are effectively exercised or terminated during such time period unless such amounts have been paid to the Company in cash; and

                           (iii) In the event that on the Closing Date there exists declared and unpaid dividends on Company Common Stock which are outstanding, the Aggregate Merger Consideration shall be reduced by the amount of such dividends.

                  (c) Notwithstanding anything to the contrary contained herein, at the Effective Time, each Merger Consideration Recipient shall have the right to receive in the case of the holders of Company Common Stock (other than Dissenting Shares) only the Initial Per Common Share Cash Payment for each share of Company Common Stock which amount shall be payable in the manner set forth in
Section 2.3 or, in the case of each Option, the Initial Option Cash Payment which amount shall be payable in the manner set forth in Section 2.5. The remaining portion of the Common Share Merger Consideration (less the amount equal to the Common Share Merger Consideration multiplied by the number of Dissenting Shares) and the Option Merger Consideration payable to such Merger Consideration Recipients, which in the aggregate for all Merger Consideration Recipients constitutes the Holdback, shall be deposited at the Effective Time into the Escrow Account. The Holdback shall be available to satisfy the Merger Consideration Recipients' obligations to indemnify Purchaser and Surviving Company in accordance with the terms of Article X and the Escrow Agreement.

                  (d) As of the Effective Time, the holders of the Company Common Stock (other than Dissenting Shares) converted into the right to receive the Common Share Merger Consideration shall have no rights with respect to the Surviving Company by virtue of their ownership of such Company Common Stock immediately prior to the Effective Time, except for the right to receive the Common Share Merger Consideration and the Holdback pursuant to this Section 2.2,
Section 2.3, Article X and the Escrow Agreement, and each certificate which formerly represented a Company Common Share (other than Dissenting Shares) shall, from and following the Effective Time, represent only the right to receive the Common Share Merger Consideration with respect to such Company Common Share in accordance herewith.

                  (e) With respect to Dissenting Shares, the Surviving Company shall be responsible for and liable to pay any additional amounts (over the Common Share Merger Consideration) which are determined to be due by a final determination of a court of competent jurisdiction under New Hampshire Law and may keep any amounts (up to the Common Share Merger Consideration) should a lesser amount ultimately be determined to be due under New Hampshire Law.

                  2.3      Company Common Stock.

                  At the Effective Time:

                  (a) Acquisition Sub shall make delivery in immediately available funds to the Exchange Agent by wire transfer to the Exchange Account of the amount equal to the Initial Per Common Share Cash Payment multiplied by the number of outstanding shares of Company Common Stock (other than Dissenting Shares);

                  (b) The Exchange Agent shall deliver to each holder of shares of Company Common Stock (other than Dissenting Shares) converted into the right to receive the Common Share Merger Consideration pursuant to Section 2.2, who has surrendered to the Exchange Agent the certificate or certificates representing his, hers or its shares of Company Common Stock (other than Dissenting Shares) together with any other customary instruments of transfer that reasonably may be required by Acquisition Sub, a check (or, if required by the next sentence, immediately available funds by wire transfer to the account designated in writing by such holder) for an amount equal to the Initial Per Common Share Cash Payment multiplied by the number of shares of Company Common Stock represented by the certificate(s) so surrendered by such holder (less any tax withholdings); provided, however, the Exchange Agent shall make delivery of the initial payment amount required hereunder to each such holder by wire transfer of immediately available funds only if the Exchange Agent is in receipt of the certificate(s) held by such holder together with a written request containing all of the necessary information to effectuate a wire transfer to such holder of such certificate(s) no later than 2:00 p.m. Chicago time at least three (3) business days prior to the Closing;

                  (c) Acquisition Sub shall make delivery in immediately available funds to the Company by wire transfer of the amount equal to the Common Share Merger Consideration multiplied by the number of outstanding Dissenting Shares;

                  (d) The Surviving Company shall be obligated to pay each holder of Dissenting Shares who has surrendered to the Surviving Company the certificate or certificates representing his, hers or its Dissenting Shares together with any other customary instruments of transfer that reasonably may be required by the Company, the fair value for each Dissenting Share multiplied by the number of shares of Company Common Stock being surrendered (less any tax withholdings) as determined pursuant to New Hampshire Law RSA 293-A:13.01 et. seq., and all such payments shall be made at such time as shall be required by New Hampshire Law;

                  (e) Acquisition Sub shall make delivery in immediately available funds to the Escrow Agent by wire transfer to the Escrow Account of the remaining portion of the aggregate Common Share Merger Consideration for all outstanding shares of Company Common Stock (other than Dissenting Shares), which remaining portion constitutes part of the Holdback;

                  (f) There shall be no obligation (i) on the part of the Exchange Agent to deliver any payment in respect of any of the shares of the Company Common Stock until (and then only to the extent that) the holder thereof surrenders the certificate(s) representing his, hers or its shares of Company Common Stock for exchange as provided in this Section 2.3, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement, or (ii) on the part of the Surviving Company to deliver any payment in respect of the Dissenting Shares until (and then only to the extent that) the holder thereof surrenders the certificate(s) representing his, hers or its shares of Company Common Stock for exchange as provided in this Section 2.3, or, in lieu thereof, delivers to the Surviving Company an appropriate affidavit of loss and an indemnity agreement;

                  If any payment for the Company Common Stock is to be made in a name other than that in which the certificate for the Company Common Stock surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Exchange Agent (or the Company with respect to Dissenting Shares) any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the reasonable satisfaction of the Exchange Agent (or the Company with respect to Dissenting Shares) that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be canceled in exchange for the aggregate amounts payable with respect thereto as provided in Section 2.2.

                  2.4 Appraisal Rights. The holder of any Dissenting Share shall have the rights and be subject to the limitations, provided by New Hampshire Law.

                  2.5 Options. At the Effective Time, the Company shall cancel and terminate each of the Options. In consideration of the foregoing, Acquisition Sub shall make a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 2.5 (and subject, in the case of each such holder, to the receipt from such holder of an Option Cancellation Agreement), in an amount (less any applicable withholding taxes and subject to any applicable reporting requirements) equal to the Initial Option Cash Payment, and Acquisition Sub shall deposit the remaining portion of the aggregate Option Merger Consideration for all Options (which remaining portion constitutes part of the Holdback) into the Escrow Account. The Company shall use commercially reasonable and good faith efforts to promptly after the date hereof obtain an Option Cancellation Agreement to be effective as of the Effective Time from each holder of Options relating to the termination of such holder's Options at the Effective Time. A holder of an Option who delivers to the Company an Option Cancellation Agreement (i) prior to the Effective Time shall be paid pursuant to this Section 2.5 at the Effective Time, (ii) within thirty (30) days after the Effective Time shall be paid pursuant to this Section 2.5 as soon as reasonably practicable but in no event later than five (5) business days after receipt of such Option Cancellation Agreement by the Surviving Company and (iii) after thirty (30) days following the Effective Time shall be paid pursuant to this Section 2.5 as soon as reasonably practicable but in no event later than ten (10) business days after receipt of such Option Cancellation Agreement by the Surviving Company.

                  2.6 Articles of Incorporation. The articles of incorporation of Acquisition Sub shall be amended as set forth in the form of the Articles of the Merger and, as so amended, shall continue in full force and effect from and after the Effective Time as the articles of incorporation of the Surviving Company, until otherwise amended as provided by law or by such articles of incorporation.

                  2.7 By-Laws. The By-laws of Acquisition Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Company from and after the Effective Time until otherwise amended as provided by law or by such By-laws.

                  2.8 Directors and Officers. The directors and officers of Acquisition Sub at the Effective Time shall be the directors and officers of the Surviving Company and each shall hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified, and Purchaser and the Surviving Company shall take any corporate action necessary to effectuate the provisions of this Section 2.8.

                  2.9 Effect of the Merger. Following the Merger, the Surviving Company will continue its corporate existence under New Hampshire Law, and the separate corporate existence of Acquisition Sub shall cease. The Merger shall have the further effects set forth under New Hampshire Law.

                  2.10 Company Closing Expenses. In the event that actual Company Closing Expenses exceed the estimated Company Closing Expenses as set forth on Exhibit E hereto, Purchaser and the Representative shall immediately jointly instruct the Escrow Agent to pay the amount of such excess from the Escrow Account to the Surviving Company. In the event that actual Company Closing Expenses as calculated by Company exceed the estimated Company Closing Expenses as set forth on Exhibit E hereto, Company shall immediately give written notice to Purchaser and to Acquisition Sub of the amount of the actual Company Closing Expenses and that such amount exceeds the estimated Company Closing Expenses as set forth on Exhibit E hereto.

                  2.11 Escheat. Notwithstanding anything in this Agreement to the contrary, no party hereto shall be liable to a former holder of Company Common Stock, Company Preferred Stock or Options for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Purchaser and Acquisition Sub to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Purchaser and Acquisition Sub contained herein, the Company represents and warrants to Purchaser and Acquisition Sub (which representations and warranties shall survive the Closing for the periods set forth in Section
10.4 regardless of what examinations, inspections, audits and other investigations Purchaser and/or Acquisition Sub have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

                  3.1 Corporate Status; Due Authorization; Authority of the Company; Enforceability.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and in each other jurisdiction where the failure to so qualify could have a material adverse effect on the business, operations or condition of the Company or the Business. The Company has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and in each other jurisdiction where the failure to so qualify could have a material adverse effect on the business, operations or condition of the Subsidiary or the Business. The Subsidiary has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

                  (b) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company, subject only to approval of its shareholders as set forth in Section 5.10.

                  (c) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by the Company nor the performance by the Company of its obligations under this Agreement will in any material respect (assuming that the approval of the shareholders of the Company is obtained as set forth in Section 5.10., and assuming the receipt of all consents referred to in Section 3.27), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Company or the Subsidiary is a party or is bound, the articles of incorporation or by-laws of the Company or the Subsidiary or any applicable Law or Order to which the Company or the Subsidiary is a party or by the Company or the Subsidiary is bound.

                  (d) This Agreement is binding upon, and enforceable against, the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

                  3.2 Accounts Receivable. Except as reserved against on the Reference Balance Sheet, the Accounts Receivable reflected on such balance sheet: (a) were acquired by the Company or the Subsidiary (as the case may be) in the Ordinary Course of Business and represent fully completed bona fide transactions that require no further act on the part of the Company or the Subsidiary to make such Accounts Receivable payable by the account debtors; (b) to the Company's Knowledge are not subject to any material claim, counterclaim, set-off or deduction; (c) represent valid obligations owing to the Company or the Subsidiary by account debtors that are not Affiliates of the Company or the Subsidiary, which are enforceable in accordance with their respective terms; and (d) are owned by the Company or the Subsidiary free and clear of all Liens.

                  3.3 Trade Names, Trademarks and Copyrights. Schedule 3.3 to this Agreement contains a true and complete list of all trademarks, service marks, trade names and copyrights and their registrations or applications, if any, owned by the Company or the Subsidiary or in which the Company or the Subsidiary has any rights or licenses, together with a brief description of each. To the Company's Knowledge, there is no infringement or alleged infringement by any Person of any such trademark, service mark, trade name or copyright. Each of the Company and the Subsidiary has not infringed, nor is now infringing on any trademark, service mark, trade name or copyright belonging to any other Person. Each of the Company and the Subsidiary is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any trademarks, service marks, trade names or any copyrights or any applications therefor other than as listed on
Schedule 3.3. Each of the Company and the Subsidiary owns or holds adequate licenses or other rights to use all trademarks, service marks, trade names and copyrights necessary for the Business as now conducted.

                  3.4 No Patent Rights. Each of the Company and the Subsidiary does not own, hold, or have any right, license or immunity with respect to any patents, inventions, industrial models, processes, designs, formulas or applications for patents. Each of the Company and the Subsidiary has not infringed, nor is either of the Company or the Subsidiary now infringing, on any patent or other right belonging to any Person. Each of the Company and the Subsidiary is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula.

                  3.5 Ski and Other Passes. Schedule 3.5 contains a true and complete list of all outstanding lifetime and limited period ski and other passes, tickets, vouchers, coupons or other passes for products, services or activities of the Business, including the identity of the holder (if known), type, number and value of such passes, tickets, vouchers or coupons.

                  3.6 Contracts. Schedule 3.6 to this Agreement contains a complete list of all Contracts to which the Company or the Subsidiary is party or by which the Company or the Subsidiary is currently bound which either (i) were not entered into by the Company or the Subsidiary in the ordinary course of business in accordance with past practices or (ii) severally have or will have an economic effect on the Company or the Subsidiary or require a payment by any party thereto of at least Ten Thousand Dollars ($10,000) in any calendar year and which will not expire or cannot be terminated by the Company or the Subsidiary upon written notice of thirty (30) days or less without penalty. Copies of all such written Contracts disclosed on Schedule 3.6 to this Agreement have been provided to Purchaser or its counsel. Each of the Company and the Subsidiary is not a party to any Contract not entered into in the Ordinary Course of Business. To the Company's Knowledge, all Contracts are valid and binding upon the parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and by general principles of equity (whether in a proceeding at law or in equity). To the Company's Knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts. Except as set forth on Schedule 3.6, neither the Company nor the Subsidiary has received notice that any party to any of the Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements.

                  3.7 Compliance with Laws. Except as disclosed on Schedule 3.7, each of the Company and the Subsidiary is in compliance in all material respects with all, and is not in violation of any, applicable Laws or Orders (including, without limitation, any applicable building, zoning, environmental protection, water use, occupational health and safety, employment, disability rights or food service facilities law, ordinance or regulation) affecting its properties or the operation of its Business. No charge of any state or local alcohol or beverage commission is pending against the Company or the Subsidiary as a holder of any alcoholic beverage license and, to the Company's Knowledge, no investigation is now in progress by any state or local alcohol or beverage commission concerning any act or omission that could result in a charge, claim or proceeding being filed against the Company or the Subsidiary.

                  3.8 Litigation. Schedule 3.8 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to the Company's Knowledge, threatened against or affecting the Company, the Subsidiary or the Business. None of the matters set forth in Schedule 3.8 (except as specifically referenced on such Schedule 3.8 as potentially having a material adverse effect if adversely decided), if decided adversely to the Company or the Subsidiary, could reasonably be expected to have a material adverse effect on the Business. Each of the Company and the Subsidiary is not presently engaged in any legal action to recover moneys due to it or damages sustained by it except as listed in Schedule 3.8.

                  3.9 Personnel Identification and Compensation. Schedule 3.9 contains a true and complete list of the names, addresses and titles of all current officers, directors, employees and independent contractors of the Company and the Subsidiary and all seasonal employees, employed during the 1996-1997 ski season, together with a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person including, without limitation, base pay and prior year's bonus.

                  3.10 Existing Employment Contracts. Schedule 3.10 contains a list of all employment contracts and collective bargaining agreements, if any, to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound. All these contracts and arrangements are in full force and effect, and neither the Company, the Subsidiary nor, to the Company's Knowledge, any other Person is in default under any such contract or arrangement. There have been no claims of default and, to the Company's Knowledge, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the Company's Knowledge, threatened labor dispute, union organizing activities, strike or work stoppage affecting the Business.

                  3.11 Capitalization; Subsidiaries. (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding are as follows:


                                                                            Issued and           Par Value
       Class                            Authorized Shares            Outstanding Shares          Per Share
       -----                            -----------------            ------------------          ---------
Company Common Stock                           750,000                      590,470                 $.10

Company Preferred Stock                          2,250                        1,334                 $100

                  As of the date hereof, 80,630 shares of Company Common Stock and 127 shares of Company Preferred Stock are held as treasury stock.

                  (a) Except for the Company's Stock Option Plan, pursuant to which outstanding Options have been granted to officers and employees of the Company for 14,155 shares of Company Common Stock, there are no outstanding options, conversion rights, warrants or other rights in existence to acquire from the Company any of its shares of capital stock. Schedule 3.11 attached hereto contains a true and correct copy of the Company's Stock Option Plan together with a list setting forth the name of each Option holder, the number of Option Shares (and the exercise price for each such Option Share) held by such holder and identifies the agreements pursuant to which such Options were granted.

                  (b) All shares of Company Common Stock have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company; other than the Shareholder Agreements which are entered into pursuant to Section 5.10.

                  (c) Each of the Company and the Subsidiary has not violated in any material respect any federal, state or local Law in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

                  (d) The total number of shares of capital stock, with no par value, which the Subsidiary is authorized to issue is three hundred (300) shares and the number of such shares which are issued and outstanding is eighty (80) shares. The Company owns all of the issued and outstanding shares of capital stock of Subsidiary. Neither the Company nor Subsidiary own any securities or any other direct or indirect interest in any other Person (other than the Company's interest in Subsidiary). Copies of the articles of incorporation and by-laws of Subsidiary, as in effect the date hereof, including all amendments thereto, have been provided to Purchaser by the Company. Each outstanding share of capital stock of Subsidiary is duly and validly issued and is fully paid and nonassessable and is not subject to any preemptive rights, and is owned of record and beneficially by the Company free and clear of all Liens. There are no outstanding options, conversion rights, warrants or other rights in existence to acquire from Subsidiary any of its shares of capital stock. There are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Subsidiary.

                  3.12     Shareholder List; Shareholder Agreements.

                  (a) The persons listed as shareholders of the Company on
Schedule 3.12 are all of the record and beneficial owners of the capital stock of the Company. The Company Common Stock and the Company Preferred Stock constitute all of the issued and outstanding shares of capital stock of the Company and such shares are owned in the amounts as set forth on Schedule 3.12.

                  (b) Each of the shareholders entering into the Shareholder Agreements on the date hereof (i) is the record and beneficial owner of the shares of Company Common Stock subject to such Shareholder Agreement, and (ii) has the power and authority to enter into such Shareholder Agreement, and all such Shareholder Agreements are the valid, binding obligation of the person or entity executing the same, enforceable against such person in accordance with its terms, which terms include, without limitation, conveying and granting to Acquisition Sub the right to vote such shares at any shareholders' meeting of the Company where a vote is taken on the approval of the Merger.

                  3.13 Forest Service Permits. Schedule 3.13 to this Agreement contains a complete and accurate description of all of the Company's and the Subsidiary's USFS Permits together with an accurate description of the real property which the Company or the Subsidiary is entitled to use to conduct its business pursuant to and for the terms set forth in such USFS Permits. Except as set forth on Schedule 3.13 to this Agreement, the USFS Permits are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under the USFS Permits or any Order relating to the USFS Permits. Except as set forth on Schedule 3.13 to this Agreement, neither the Company nor the Subsidiary has received any notice nor to the Company's Knowledge is there any actual, threatened, or contemplated termination, default, revocation, suspension, or modification of the USFS Permits or any Order relating thereto, and there are no administrative actions or proceedings pending or threatened involving the USFS Permits. All fees and charges required to be paid by the Company or the Subsidiary pursuant to the USFS Permits have been properly computed and fully paid, no such fees or charges have been deferred or are due and owing.

                  3.14     Environmental.

                  3.14.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) The term "Environmental Law(s)" means each and every Law, Order, Permit, or similar requirement of each and every Authority, pertaining to
(i) the protection of human health, safety, the environment, natural resources and wildlife, including without limitation, as amended, the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq., the Endangered Species Act, 16 U.S.C. Section 1531 et seq., and the National Forest Management Act, 16 U.S.C. Section 1600 et seq., (ii) the protection or use of surface water, groundwater, rivers and other bodies of water, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution, including without limitation, as amended, CERCLA, RCRA, the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.

                  (b) The term "Hazardous Substance(s)" means any substance which is defined or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws and also includes, without limitation, petroleum hydrocarbons, crude oil or any fraction thereof.

                  (c) The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance), except for a Release occurring pursuant to a Permit issued by an Authority presently in full force and effect and not subject to challenge.

                  (d) For purposes of this Section 3.14, the Company and the Subsidiary shall be deemed to include any Persons from which the Company or the Subsidiary has assumed or is deemed to have assumed liabilities by operation of Law.

                  3.14.2 Compliance with Environmental Laws. Except as set forth on Schedule 3.14.2, the Real Property, and all uses and conditions of the Real Property and the Business, have been and are in compliance in all material respects with all Environmental Laws, and each of the Company and the Subsidiary has not received any notice of violation or other communication or have Knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to the Real Property or the Business or any use or condition thereof. Except as otherwise specified on Schedule 3.14.2, none of the matters disclosed on Schedule 3.14.2 have or will have material impact or effect on the Company, the Subsidiary or the Business. Any real property formerly owned or leased by either the Company or the Subsidiary or otherwise related to the Business were in compliance in all material respects with all Environmental Laws during the Company's or the Subsidiary's period of ownership or operation and each of the Company and the Subsidiary has not received any notice of violation or other communication or have Knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to such formerly owned or operated real property or any use or condition thereof.

                  3.14.3 Handling of Hazardous Substances. Each of the Company and the Subsidiary and any other present or to the Company's Knowledge former owner, tenant, occupant or user of the Real Property has not used, handled, generated, produced, manufactured, treated, stored or transported any Hazardous Substance on, under, about, to or from the Real Property or any real property formerly owned or operated by the Company or the Subsidiary in material violation of or in a manner that may form the basis of material liability under any Environmental Law.

                  3.14.4 No Release of Hazardous Substances. Except as disclosed on Schedule 3.14.4, there is no Release or threatened Release of any Hazardous Substance existing on, beneath or from the surface, subsurface or ground water of the Real Property or to the Company's Knowledge any real property formerly owned, or operated for offsite disposal by the Company or the Subsidiary, nor, to the Company's Knowledge, is there or has there been any Release or threatened Release of Hazardous Substances directly adjacent to, from or in the vicinity of the Real Property currently occurring or occurring at any time in the past. Except as otherwise specified on Schedule 3.14.4, none of the exceptions disclosed on Schedule 3.14.4 have or will have material impact or effect on the Company, the Subsidiary or the Business.

                  3.14.5 Permits. Except for the (i) National Pollutant Discharge Elimination System Permit for which the Company has applied and for which the United States Environmental Protection Agency has accepted the Company's application but has not to date issued a Permit, (ii) Authorization for Installation and Operation of a Pipeline as set forth in a decision memo dated August 26, 1997, which is currently in litigation and (iii) exemptions disclosed on Schedule 3.14.5, all Permits required by or issued pursuant to any Environmental Law for the current operations of the Business have been obtained in a timely manner and are presently maintained in full force and effect. Except as otherwise specified on Schedule 3.14.5, none of the exceptions disclosed on
Schedule 3.14.5 have or will have material impact or effect on the Company, the Subsidiary or the Business. Schedule 3.14.5 contains a true and complete listing of all such Permits. The Real Property and the operations of each of the Company and the Subsidiary are in compliance with all terms and conditions of such Permits in all material respects and each of the Company and the Subsidiary has not received any notice or other written communication or has Knowledge of any facts or circumstances concerning any alleged violation of any such Permits.

                  3.14.6 No Proceedings. Except as set forth on Schedule 3.14.6, there exists no Order nor any written demand, allegation, suit, claim, proceeding, citation, directive, summons, investigation, information request, or notice of violation pending or, to the Company's Knowledge, threatened against the Company pursuant to any Environmental Law relating to (a) the ownership, occupation or use of the Real Property or any formerly owned, leased, or occupied Real Property by the Company or the Subsidiary or, to the Company's Knowledge, any other present or former owner, occupant or user of the Real Property, (b) any alleged violation of or liability under any Environmental Law by the Company or the Subsidiary, including but not limited to liability for disposal of Hazardous Substances on or under property belonging to one or more third parties, (c) the Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, or ground water associated with the Real Property, or any formerly owned, leased, occupied or operated real property including, without limitation, any migration of Hazardous Substances from the Real Property or Leased Real Property, (d) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment caused by the Company or related to the Real Property (collectively referred to herein as "Environmental Claims") nor, to the Company's Knowledge, does there exist any valid basis for any such Environmental Claims.

Except as otherwise specified on Schedule 3.14.6, the matters described on
Schedule 3.14.6 will not have a material impact on the Company, the Subsidiary or the Business.

                  3.14.7 No Tanks, Asbestos or PCB's. Except as set forth on
Schedule 3.14.7, there are no aboveground or underground storage tanks currently or, to the Company's Knowledge, formerly located on the Real Property used or formerly used for the purpose of storing any Hazardous Substance. There is no PCB-containing equipment or PCB-containing material, in each case, as defined by applicable Environmental Law, or any friable asbestos containing material on the Real Property. The matters disclosed in Schedule 13.14.7 will not have a material impact on the Company, the Subsidiary or the Business.

                  3.14.8 Lists and Liens. The Real Property and any real property formerly owned, operated, leased, or used by the Company or Subsidiary:
(i) is not listed on any or nominated for listing on the National Priority List promulgated by the United States Environmental Protection Agency pursuant to CERCLA or any analogous state remedial priority list promulgated or published pursuant to any comparable state law, (ii) is not subject to any restriction on the ownership, occupancy or use of the Real Property, including, without limitation, any Liens, and (iii) to the Company's Knowledge, there are no such imminent restrictions or Liens that are reasonably likely to be imposed upon the Real Property.

                  3.14.9 Documents. The Company has provided Purchaser access to any and all documents, correspondence, pleadings, reports, assessments, analytical results, Permits or other records concerning Environmental Laws or Hazardous Substances.

                  3.15 Certain Transactions. All purchases and sales or other transactions, if any, between the Company or the Subsidiary, on the one hand, and any officer, director, shareholder or key employee or Affiliate thereof, on the other hand, within the three (3) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that from the prospective of the Company, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties. Except as set forth on Schedule 3.15, neither any officer, nor any director or employee of the Company nor of the Subsidiary, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or the Subsidiary or any copyrights, patents, trademarks, trade names or trade secrets owned or licensed by the Company or the Subsidiary.

                  3.16     Employee Benefit Matters, Plans and Claims.

                  (a) Schedule 3.16 contains a true, complete and correct list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by the Company or the Subsidiary within the last six years for the benefit of current or former employees of the Business (each a "Plan").

                  (b) True, complete and correct copies of the following items relating to each Plan, where applicable, have been delivered to Purchaser:

                      (i) the plan document and related trust agreement and insurance contracts, including any amendments (including descriptions of vacation and severance policies);

                      (ii) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under Section 401 of the Code;

                      (iii) the most recent summary plan description, summary of material modifications and all material communications to participants; and

                      (iv) the most recent annual report (5500 series) and accompanying schedules.

                  (c) Each of the Plans has been operated and administered in accordance with the applicable provisions of ERISA and the Code, including COBRA, and all other applicable Laws, and there are no actions, suits or claims pending or to the Company's Knowledge threatened against any Plan or any administrator or fiduciary thereof, nor to the Company's Knowledge do any facts exist which could give rise to any such action, suit or claim.

                  (d) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

                  (e) Each of the Company and the Subsidiary does not have any liability with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" as defined in (f) below or under Section 4063 of ERISA.

                  (f) None of the Plans is a plan subject to Title IV of ERISA or a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. No Plan which is a "welfare plan" within the meaning of Section 3(1) of ERISA provides benefits with respect to employees beyond termination of employment other than coverage required by law.

                  (g) Each of the Company and the Subsidiary is not, and has never been, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, a member of a group under "common control" within the meaning of Section 414(c) of the Code, or a member of an "affiliated service group" within the meaning of Section 414(m) of the Code, which includes any member other than the Company or the Subsidiary.

                  (h) To the Company's Knowledge, Schedule 3.16 contains a true, complete and correct list of all Liabilities of or attributable to the Company or its Subsidiary arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries that occurred prior to the Closing Date regardless of when such claims are filed including the identity of the claimant, type and value of such Liabilities.

                  (i) To the Company's Knowledge, Schedule 3.16 contains a true, complete and correct list of all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of employees under any of the Company's or Subsidiary's welfare benefit plans where the claims were incurred prior to the Closing regardless of when such claims are filed including the identity of the claimant, type and value of such claims.

                  (j) To the Company's Knowledge, Schedule 3.16 contains a true, complete and correct list of all Liabilities in connection with claims for benefits brought by or in respect of all employees and former employees of the Company or the Subsidiary not retained by the Surviving Company as of the Closing Date under any of the Company's or Subsidiary's welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability or other benefits, including without limitation continuation coverage pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA including the identity of the claimant, type and value of such Liabilities.

                  3.17     Tax Matters.

                  (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.17, the Company and the Subsidiary shall be deemed to include any predecessor to the Company and the Subsidiary, respectively, and any Person from which the Company or the Subsidiary incurs a liability for Taxes as a result of transferee liability.

                  (b) Each of the Company and the Subsidiary has duly and timely filed, taking into account any extensions that have been properly granted (and prior to the Closing Date will duly and timely file), true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and for all such returns, reports and estimates which are required to be filed by any applicable Law on or prior to the Closing Date. Except where the Company is disputing the payment of any Taxes in good faith and has established adequate reserves in accordance with generally accepted accounting principles, consistently applied, all Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing liens for Taxes upon any of the assets of the Company or Subsidiary other than for inchoate Tax Liens incurred in the ordinary course of business in accordance with past practices for any Taxes not then due and owing. The Company has provided to Purchaser copies of all federal, state and foreign tax returns filed by each of the Company and the Subsidiary for the past four (4) years. All applicable sales Taxes, to the extent due, were paid by the Company or the Subsidiary when its assets were acquired by the Company or the Subsidiary.

                  (c) Each of the Company and the Subsidiary has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

                  (d) None of the Company's or the Subsidiary's assets is tax exempt use property under Code Section 168(h). None of the Company's or the Subsidiary's assets is property that the Company or the Subsidiary is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

                  (e) No portion of the cost of any of the Company's or the Subsidiary's assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

                  (f) Neither the Company nor the Subsidiary has (and has not previously had any) permanent establishment in any foreign country and neither the Company nor the Subsidiary engages (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

                  (g) Neither the Company nor the Subsidiary is a foreign person within the meaning of Code Section 1445.

                  (h) Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Aggregate Merger Consideration.

                  (i) Neither the Company nor the Subsidiary has ever been a member of any consolidated, combined or unitary group with any other Person for federal, state, local or foreign Tax purposes.

                  (j) Except as set forth on Schedule 3.17(j), neither the Company nor the Subsidiary is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

                  (k) The federal income Tax returns of each of the Company and the Subsidiary have been examined by the IRS for all periods ending on or before April 30, 1990, and have been closed by the applicable statute of limitations, for all tax returns filed more than three (3) years prior to the date hereof; the state Tax returns of each of the Company and the Subsidiary have never been examined by the relevant agencies and therefore such returns have been closed by the applicable statute of limitations for all tax returns filed more than three
(3) years prior to the date hereof; no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company or the Subsidiary by any federal, state, local or foreign taxing authority.

                  (l) Neither the Company nor the Subsidiary has executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or have the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company or the Subsidiary with respect to any Taxes is currently in force.

                  (m) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company or the Subsidiary and no additional issues are being asserted against the Company or the Subsidiary in connection with any existing audits of the Company or the Subsidiary.

                  (n) Neither the Company nor the Subsidiary has entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

                  (o) Neither the Company nor the Subsidiary has agreed to or is required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. Neither the Company nor the Subsidiary has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

                  (p) Neither the Company nor the Subsidiary is or has ever been a party to any Tax sharing agreement or similar arrangement with any other Person for the sharing of Tax liabilities or benefits.

                  (q) Neither the Company nor the Subsidiary has consented to the application of Code section 341(f).

                  (r) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or the Subsidiary that, individually or collectively, could give rise to the payment by the Company or the Subsidiary of any amount that would not be deductible by reason of Code section 280G.

                  3.18 Inventories. The Inventories (which are accurately and completely described in all material respects as of July 27, 1997 on Schedule
3.18 on the basis of a full physical inventory taken by the Company as of such date) consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business, except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of the Company or the Subsidiary to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Company or the Subsidiary, except for sales made in the Ordinary Course of Business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company or the Subsidiary. Except as set forth on Schedule 3.18, no items included in the Inventories have been pledged as collateral, or are held by the Company or the Subsidiary on consignment from third parties. The Company's or the Subsidiary's inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years. The quantities of items included in the Company's and the Subsidiary's respective ski rental inventory, including, without limitation, skis, ski boots, bindings, ski poles and snow boards, (i) are not, and on the Closing Date shall not be, significantly lower than the quantities of such items (compared on an item-by-item basis) on hand at the end of the 1996-1997 ski season due to usage of such items in the ordinary course of business, and (ii) based on historical data, should be sufficient to meet the normal and expected demand of the 1997-1998 ski season.

                  3.19 Title to Assets; Liens. Except as set forth on Schedule
3.19 hereof, each of the Company and Subsidiary has (i) based on the Existing Title Commitment, good and marketable title to Real Property as provided in the Existing Title Commitment, and in any event subject to no other Liens except as disclosed in the Existing Title Commitment; (ii) a valid and binding leasehold interest in all of the Leased Real Property; (iii) based on the Land Status Report, the exclusive contractual right to use the USFS Permitted Property in strict accordance with its USFS Permits except as may be modified by the Court's Order in the case of Dubois et al. v. United States Forest Service (said action being more fully identified on Schedule 3.8 hereto); and (iv) good and marketable title to all of its other assets, real, personal or otherwise, free and clear of all Liens.

                  3.20     Real Property.

                  (a) Schedule 3.20 to this Agreement contains complete and accurate legal descriptions of each parcel of Real Property owned, leased or occupied under permit. To the Company's Knowledge, all of the Real Property Leases are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases.

                  (b) Except as set forth on Schedule 3.20: (i) all the buildings, fixtures and leasehold improvements used by the Company and the Subsidiary in the Business are located on the Real Property; (ii) each parcel of Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road; and (iii) there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways or roads.

                  (c) Subject to any exceptions set forth in the Existing Title Commitment, each of the Company and the Subsidiary has good and marketable fee simple title to its Owned Real Property, and good and marketable leasehold interests to the property leased by the Company or the Subsidiary, in each case, free and clear of all Liens. Except for the Real Property Leases and subject to any exceptions set forth in the Existing Title Commitment, to the Company's Knowledge, there is no unrecorded or undisclosed legal or equitable interest in any Real Property owned or claimed by any Person. Subject to the Real Property Leases, each of the Company and the Subsidiary has enjoyed the continuous and uninterrupted quiet possession, use and operation of its Real Property without any material complaint or objection by any Person. There exists no unfulfilled obligation on the part of the Company or the Subsidiary to dedicate or grant an easement or easements over any portion or portions of any of the Real Property to any Authority.

                  (d) All real estate Taxes and assessments which may be due and payable with respect to the Real Property have been paid.

                  (e) Neither the Company nor the Subsidiary has received any notice of any special Tax assessment affecting any property owned or leased in connection with the Business, and, to Company's Knowledge, no such assessments are pending or threatened.

                  3.21 Improvements. The improvements located on the Real Property are in compliance in all material respects with all applicable Laws and Orders, and, to the Company's Knowledge, are in reasonable and serviceable condition and repair, normal wear and tear excepted. Neither the Real Property nor the use, occupancy, or transfer to Purchaser thereof violates in any material respect any applicable Laws, Orders or covenants, conditions and restrictions, whether federal, state, local or private.

                  3.22 Zoning. Subject to any limitations set forth in the Existing Title Commitment, the zoning of each parcel of Real Property permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. In all material respects, there is no pending or, to the Company's Knowledge, contemplated rezoning of any Real Property. All the Real Property is in compliance in all material respects with applicable state law and local subdivision ordinances, and no final subdivision or parcel map is required in connection with the Merger.

                  3.23 No Commitments. Except as set forth on Schedule 3.23, there are no outstanding, defaulted or unsatisfied contracts, commitments, agreements (including, without limitation, developer agreements) or understandings which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other Authorities which could reasonably be expected to impose any obligation, liability or condition on the Company or the Subsidiary, to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

                  3.24 Continued Use of Real Property. There are no presently pending or, to the Company's Knowledge, threatened, proceedings to (a) condemn, take or demolish the Real Property or any part thereof, (b) declare the Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

                  3.25 Water Rights. Except as set forth in Schedule 3.25, each of the Company and the Subsidiary has all necessary Permits, property rights and other necessary approvals to use in all material respects the aggregate amount of water it has historically used (and at its historic rate of use) in the operation of the Business, including, but not limited to, the use of water for snowmaking, and its water use has otherwise been and will be in compliance with all applicable Laws and Orders (except as described in Schedule 1.1). To the Company's Knowledge, except as described in Schedule 1.1, no event has occurred or failed to occur which presently, or upon the giving of notice or lapse of time, or both, could reasonably be expected to materially adversely affect or decrease the supply of water to the Company's or the Subsidiary's premises so as to adversely affect the Company's or the Subsidiary's ability to manufacture snow at such premises after the Closing Date in amounts approximating the maximum amounts previously manufactured by the Company and the Subsidiary, or which the Company and the Subsidiary had the right to manufacture. Schedule 3.25 sets forth a description of all the Company's and the Subsidiary's water rights at each of its locations, including, without limitation, South Mountain.

                  3.26 Condition of Assets. Schedule 3.26 lists in all material respects all of the Company's and the Subsidiary's Equipment and Improvements. All of the Equipment and Improvements which are necessary for operation of the Business as currently conducted are in good operating condition and repair subject to normal wear and tear.

                  3.27 Consents. Except as contemplated by this Agreement with respect to the filing of the Articles of Merger with the Secretary of State of New Hampshire, the USFS Permits, the appropriate filings pursuant to the HSR Act, if applicable, or as otherwise disclosed on Schedule 3.27, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder.

                  3.28 Licenses and Permits. Schedule 3.28 lists and describes all material qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for the Company and the Subsidiary to own and operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire and health (collectively, the "Permits"); and each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.

                  3.29 No Alternative Transactions. Neither the Company nor the Subsidiary is a party to or otherwise bound by any agreement with respect to an Alternative Transaction.

                  3.30 Occupational Safety and Health. Except as set forth on
Schedule 3.30, neither the Company nor the Subsidiary has received any notice, citation, claim, assessment or proposed assessment as to or alleging any current violation of any federal, state or local occupational safety and health laws nor to the Company's Knowledge has the Company or the Subsidiary been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof, and to the Company's Knowledge no such violation exists. Neither the Company nor the Subsidiary is a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health law.

                  3.31     Insurance.

                  (a) Schedule 3.31 sets forth a list and brief description of all insurance policies maintained by the Company and the Subsidiary.

                  (b) Each of the Company and the Subsidiary is not in default with respect to any provision contained in any such insurance policy, nor has it failed to give any notice or present any claim thereunder in a due and timely fashion. Neither the Company nor the Subsidiary has received notice from any insurance carrier that material alterations to the Real Property, the facilities located thereon or the Business are required by such carrier.

                  3.32 Financial Statements. The Financial Statements attached hereto as Schedule 3.32 were prepared by the Company from the books and records of the Business and in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of the Company and the Subsidiary at the dates and for the periods indicated therein.

                  3.33 Undisclosed Liabilities. On the Reference Balance Sheet Date, the Company had no liability with respect to the Business of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles which was not fully disclosed, reflected or reserved against in the Reference Balance Sheet; and, except for liabilities which have been incurred since the Reference Balance Sheet Date in the Ordinary Course of Business, since the

Reference Balance Sheet Date neither the Company nor the Subsidiary has incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

                  3.34 Conduct of Business Since Reference Balance Sheet Date. Since the Reference Balance Sheet Date:

                  (a) the Business has been conducted only in the Ordinary Course of Business;

                  (b) except for equipment, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course of the Business, neither the Company nor the Subsidiary has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets except for continuing to implement and fund the Company's current operating and capital budget for the 1997-1998 fiscal year ("FY 1997-98 Budget") as such budget is described on Schedule 3.34;

                  (c) neither the Company nor the Subsidiary has sustained or incurred any loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity which has in any material respect interfered with or affected, or may in any material respect interfere with or affect, the operation of the Business;

                  (d) neither the Company nor the Subsidiary has increased the rate of compensation of any officer or other employee of the Business, except in the Ordinary Course of Business, or in any event offered or issued any additional Options or has hired any officer or other employee;

                  (e) to the Company's Knowledge there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, business, prospects, rights, properties, assets or liabilities of the Business or the Company's or the Subsidiary's relations with Authorities or its employees, creditors, advertisers, suppliers, distributors, customers or others having business relationships with the Company or the Subsidiary;

                  (f) neither the Company nor the Subsidiary has canceled any of its debts or claims owed to it;

                  (g) neither the Company nor the Subsidiary has changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                  (h) neither the Company nor the Subsidiary has made any dividend or distribution to its shareholders or other holders of capital stock, except that (i) the Company has paid on August 1, 1997 a one-time cash dividend to the holders of the Company Common Stock in the aggregate amount of Fifty-Nine Thousand and Forty-Seven Dollars ($59,047) and (ii) the Company shall after the date hereof redeem all of its Company Preferred Stock immediately prior to the Shareholders' Meeting (as hereinafter defined); or

                  (i) neither the Company nor the Subsidiary has agreed to take any of the actions described in paragraphs (b), (d), (f), (g) or (h) above.

                  3.35 Broker's or Consultant's Fees. Neither the Company nor the Subsidiary has dealt with any broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to the Company's Knowledge, no Person is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement except for Fifty Thousand Dollars ($50,000) plus reasonable expenses payable to Tucker Anthony Incorporated in accordance with that certain engagement letter dated as of May 30, 1997 between the Company and Tucker Anthony Incorporated.

                  3.36 Banking Arrangements. Except as set forth in Schedule 3.36, neither the Company nor the Subsidiary has banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed in Schedule 3.36.

                  3.37 Powers of Attorney. No Person holds any power of attorney from the Company or the Subsidiary.

                  3.38 Disclosure. None of the representations and warranties made by the Company in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by the Company, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading. Except for facts or circumstances affecting the ski resort industry generally, there is no fact known to any of the Company's or the Subsidiary's officers which materially adversely affects, or is reasonably likely to materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Business, the value or utility of the Company's or the Subsidiary's assets or the ability of the Company or the Subsidiary to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to Purchaser in writing pursuant hereto.

                  3.39 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the shareholders meeting referred to in Section 5.10 (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of such shareholders meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply in all material respects with New Hampshire Law and shall include, without limitation, a notice which complies with RSA 293-A:13:20 of New Hampshire Law.

                  3.40 Shareholders. At no point in time has the Company Common Stock been owned by 500 or more shareholders of record.

                  3.41 Expansion. Schedule 1.1 hereto sets forth a summary description of the Company's efforts to expand its ski facilities onto the South Mountain and the current status of and any legal impediments to such Expansion, including, without limitation, a list of all development activities to date, any USFS Permits, the status of any legal actions or rights to use additional water for snow making purposes on the South Mountain as well as the status of any repermitting efforts and any agreements by the USFS to reimburse the Company for additional costs; provided, however, that the Company makes no representation or warranty relating to its Permits or agreements with respect to the Expansion or the likelihood of completing such Expansion.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                               AND ACQUISITION SUB

                  As an inducement to the Company to enter into and perform its obligations under this Agreement, and in consideration of the covenants of the Company contained herein, Purchaser and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company (which representations and warranties shall survive the Closing for the periods set forth in Section 10.4 regardless of what examinations, inspections, audits and other investigations the Company has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

                  4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire.

                  4.2 Due Authorization. The execution and delivery by each of Purchaser and Acquisition Sub of this Agreement, and the performance by each of Purchaser and Acquisition Sub of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of each of Purchaser and Acquisition Sub.

                  4.3 Authority of Purchaser. Except as expressly set forth herein (which approvals will be received on or before the Effective Time), each of Purchaser and Acquisition Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser or Acquisition Sub nor the performance by Purchaser or Acquisition Sub of its obligations under this Agreement will in any material respect and subject to the receipt of the consents and approvals referred to in Section 4.5 conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser or Acquisition Sub is a party or is bound, its certificate or articles of incorporation, by-laws or any applicable Law or Order to which Purchaser or Acquisition Sub is a party or by which Purchaser or Acquisition Sub is bound.

                  4.4 Enforceability. This Agreement is binding upon, and enforceable against, each of Purchaser and Acquisition Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

                  4.5 Consents. Except as contemplated by this Agreement with respect to the filing of the Articles of Merger with the Secretary of State of New Hampshire, the USFS Permits, the appropriate filings pursuant to the HSR Act, if applicable, or as otherwise contemplated by this Agreement, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser or Acquisition Sub in connection with its execution and delivery of this Agreement or the performance by either of them of its obligations hereunder.

                  4.6 Broker's or Consultant's Fees. Each of Purchaser and Acquisition Sub represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to its knowledge, no Person is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

                  4.7 Litigation. As of the date hereof, there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Purchaser or Acquisition Sub threatened, against Purchaser or Acquisition Sub which question the validity, legality or propriety of the transactions contemplated by this Agreement or could have a material adverse effect on Purchaser's or Acquisition Sub's ability to perform its obligations hereunder.

                  4.8 Business Activities of Acquisition Sub. Acquisition Sub was formed for purposes of the transactions contemplated by this Agreement and it has not conducted any business activities other than those related to the transactions contemplated by this Agreement as of the date hereof.


                                    ARTICLE V
                              PRE-CLOSING COVENANTS

                  Each of the Company, Purchaser and Acquisition Sub covenant and agree that from the date hereof through and including the Closing Date:

                  5.1 Required Consents. The Company will use all commercially reasonable efforts to obtain the consents listed on Schedule 3.27. Purchaser and Acquisition Sub will use all commercially reasonable efforts to obtain the consents expressly listed in Section 4.5 hereof.

                  5.2 Conduct of the Business. Except as otherwise contemplated by this Agreement or consented to by Purchaser in writing:

                  (a) The Company will (i) operate and maintain the Business in the Ordinary Course of Business; (ii) cause Subsidiary to operate and maintain its business in the ordinary course; (iii) keep and cause Subsidiary to keep all Equipment and Improvements necessary for the operation of the Business as currently conducted in good operating condition and repair, reasonable wear and tear excepted, and replace any of it that may be worn out, lost, stolen or destroyed; (iv) maintain and cause Subsidiary to maintain normal quantities of retail and non-retail Inventories; (v) not and cause Subsidiary not to execute any employment contracts with any Person; and (vi) proceed forward as expeditiously as reasonably practicable to complete the capital improvements as proposed by the FY 1997-98 Budget.

                  (b) The Company shall not, and shall not allow the Subsidiary, if applicable, to (i) permit or allow any of the Company's or the Subsidiary's assets to be subjected to any Lien; (ii) purchase, sell, lease, transfer or otherwise dispose of any of the Company's or the Subsidiary's assets, except for Inventory sold, leased, transferred or otherwise disposed of in the Ordinary Course of Business and purchases made in accordance with the Company's FY 1997-98 Budget; (iii) terminate, modify or amend materially any of the Contracts listed on Schedule 3.6 or any other Contract to the extent that such change would require it to be disclosed on the Disclosure Schedules; (iv) enter into any material contract, lease, registration, license or permit without the prior written consent of Purchaser; (v) change the Business' accounting methods, principles or practices (including without limitation, any change in depreciation or amortization methods, policies or rates or income recognition methods); (vi) increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under any Plan) which is paid or payable to any officer, employee or other representative of the Business or of the Subsidiary's business, except in the Ordinary Course of Business or in any event offer or issue any additional Options; (vii) make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit-sharing, deferred compensation or similar plan, program or trust; (viii) make any other material change in the Business or in the Subsidiary's business or the operation thereof; (ix) make any dividend distributions to its stockholders other than for the redemption by the Company by payment of the Aggregate Preferred Redemption Consideration of all of its Company Preferred Stock immediately prior to the Shareholders' Meeting (as hereinafter defined); or (x) hire any officer or executive; and

                  (c) The Company shall, and shall cause the Subsidiary to, use all commercially reasonable efforts to preserve and protect the Business' goodwill, prospects, rights, properties, assets and business, to keep available to it and Purchaser the services of the Business' employees, and to preserve and protect the Business' relationships with Authorities and its employees, officers, advertisers, suppliers, customers, creditors and others having business relationships with it.

                  5.3 Right of Inspection; Access to Books and Personnel. The Company shall, and shall cause the Subsidiary, the Company's and the Subsidiary's officers, directors, employees, auditors and agents to, afford to Purchaser and Purchaser's officers, employees, auditors, agents and lenders the right at any time prior to the Closing during normal business hours, access to and the right to investigate each of the Company's and the Subsidiary's directors, officers, employees, auditors, agents, facilities, books and records as Purchaser reasonably shall deem necessary or desirable and shall furnish such financial and operating data and other information as Purchaser may reasonably require and to permit Purchaser to conduct environmental testing; provided, however, that if this Agreement is terminated in accordance with
Article XI hereof, Purchaser shall thereafter be required to repair or remediate any damage or contamination to the Company's land, buildings or other property that Purchaser's environmental engineering firm may have directly caused in connection with such environmental testing, and Purchaser shall indemnify and hold the Company harmless from and against any costs, expenses, liabilities, causes of action or losses that the Company may suffer or incur as the direct result of any damage or contamination to the Company's land, buildings or other property caused solely by Purchaser's environmental engineering firm performing such environmental testing. No such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Company set forth herein.

                  5.4 Notification of Material Adverse Events. The Company shall promptly notify Purchaser in writing of any event following the date hereof of which the Company or the Subsidiary is or becomes aware that will or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), rights, properties, assets or prospects of the Company or of the Subsidiary or the performance by the Company of its obligations under this Agreement.

                  5.5 Disclosure Schedule and Supplemental Disclosures. The Company has delivered disclosure schedules (the "Disclosure Schedules") dated the date hereof which contain the information required by this Agreement. The Company shall have the continuing obligation to promptly propose in writing supplements and amendments to the Disclosure Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such proposed supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have been accepted or to have cured any breach of any representation or warranty made in this Agreement.

                  5.6      Title Insurance and Surveys.

                  (a) The Company shall endeavor in good faith on behalf of Purchaser to obtain and deliver to Purchaser at least thirty (30) days prior to the Closing Date the following:

                      (i) with respect to each parcel of Owned Real
         Property, an owner's preliminary report on title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or another title insurance company reasonably acceptable to Purchaser (the "Title Company"), which preliminary report shall contain a commitment of the Title Company to issue an owner's title insurance policy on ALTA 1992 Owner's Form B (the "Title Policies") insuring the fee simple title of the Company or of the Subsidiary, as the case may be, in such real estate, subject only to exceptions which are reasonably satisfactory to Purchaser, and shall include extended coverage, a zoning 3.1 with parking endorsement, a non-imputation endorsement, an owner's comprehensive endorsement and such other endorsements or coverages deemed necessary or advisable in the reasonable judgment of Purchaser;

                           (ii) with respect to each parcel of Leased Real Property, a preliminary report on title covering a date subsequent to the date hereof, issued by the Title Company, which preliminary report shall contain a commitment of the Title Company to issue a leasehold title insurance policy on ALTA Leasehold Owner's Policy (10-17-92) insuring the Company's or the Subsidiary's (as the case may be) leasehold interests under the leases covering such parcels in amounts reasonably satisfactory to Purchaser, and shall include extended coverage, a zoning 3.1 with parking endorsement, a non-imputation endorsement, an owner's comprehensive endorsement and such other endorsements or coverages deemed necessary or advisable in the reasonable judgment of Purchaser (the "Leasehold Policies");

                           (iii) surveys certified by a registered land surveyor as of a date subsequent to the date hereof (the "Surveys"), of the real estate covered by the preliminary report on title deliverable under paragraphs (i) and (ii) above, prepared in accordance with ALTA/ACSM standards, and showing with respect to such real estate: (A) the legal description; (B) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way; (C) any encroachments upon such parcel or upon adjoining parcels by buildings, structures, improvements or easements; and (D) access to such parcel; and

                           (iv) with respect to the USFS Permitted Property, a land status report in the form of a letter from the Laconia, New Hampshire office of the Forest Service, together with copies of pages from the land status atlas maintained at such office, with respect to all existing interests in and burdens on the USFS Permitted Property including, without limitation, all mineral claims and patents, leases, inholdings, permits, rights of way and easements (the "Land Status Report").

                           (v) The costs and expenses of the Title Policies, Leasehold Policies and the Land Status Report referred to in this
         Section 5.6 shall be paid by the Company and the costs and expenses of the Survey shall be paid by the Purchaser, in each case whether or not the transactions contemplated under this Agreement are consummated.

                  5.7 Code Section 1445 Withholding. The Company shall take all actions as may be necessary to comply with Sections 897 and 1445 of the Code and any rules, regulations and orders which may be promulgated thereunder. In the event that the Company fails to provide to Purchaser, at or prior to the Closing, either (a) a certificate from the Company in the form of Exhibit I(A) attached hereto, or (b) evidence satisfactory to Purchaser's counsel that the transaction contemplated by this Agreement is exempt from any Taxes which may apply by reason of Section

897 of the Code, Purchaser shall (or shall require the Exchange Agent to) withhold ten percent (10%) of any payment to any holder of Company Common Stock or Options who fails to provide the Purchaser or the Exchange Agent with a fully executed original certificate in the form of Exhibit I(B) attached hereto signed by such holder (the "Section 1445 Withholding"), and Purchaser shall hold and dispose of the Section 1445 Withholding in accordance with the requirements of
Section 1445 of the Code. The amount of the Section 1445 Withholding shall be credited against the Aggregate Merger Consideration otherwise due and payable hereunder by Acquisition Sub at the Closing and neither the Company nor any holder of any Company Common Stock or Options shall have recourse against Purchaser therefor. It shall be a condition to the Closing that the Title Company shall omit from the Title Policies and the Leasehold Policies any and all exceptions based upon any Tax Liabilities arising under Section 897 of the Code.

                  5.8 Exclusivity. Unless this Agreement has been terminated in accordance with Article XI, (a) the Company shall not, and shall not permit the Subsidiary or any other of the Company's Affiliates, directors, officers, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of all or substantially all of the assets or stock or any business combination or change in control of the Business, other than the transaction contemplated by this Agreement (an "Alternative Transaction"), (b) the Company shall deal exclusively with Purchaser and Acquisition Sub with respect to the Merger and the transactions contemplated by this Agreement and (c) the Company shall immediately notify Purchaser and share the terms of any offer it receives from any other party which could qualify as an offer, proposal or other notice concerning or in respect of an Alternative Transaction.

                  5.9      Required Filings.

                  (a) If required, the Company and Purchaser shall cause to be filed with the DOJ and the FTC the premerger notification form required pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period specified under the HSR Act. The parties agree with respect to such filing that they shall (i) after any request by the DOJ or FTC, promptly file any information or documents requested by the DOJ or the FTC and (ii) notify each other of any communications with the DOJ or the FTC which relate to the transactions contemplated hereby. Purchaser shall pay the HSR Act filing fee.

                  (b) The Company, Purchaser and Acquisition Sub agree to (i) promptly file, or cause to be promptly filed, with all appropriate Authorities all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated hereby and (ii) thereafter diligently pursue all consents, approvals and authorizations from such Authorities as may be necessary to consummate the transactions contemplated hereby.

                  5.10 Shareholder Approval and Dissenting Shares. The Company will promptly take all steps necessary to circulate the Proxy Statement to all of its shareholders within twenty (20) days after the date hereof (which Proxy Statement shall include the recommendation by all of the members of its Board of Directors (except for the recommendation by Samuel S. Adams and Donald Lavoie who have abstained from such recommendation because of a conflict of interest, but who each have executed and delivered a Shareholder Agreement with respect to the Company Common Stock owned by them on the date hereof) that the shareholders approve the Merger) and then to call a special meeting of its shareholders and submit this Agreement for approval at such meeting of shareholders ("Shareholders' Meeting"), which the Company shall hold within forty-five (45) days after the date hereof or at such later date as to which Purchaser shall consent in writing. The Company will use its reasonable and good faith efforts to obtain the necessary approvals of this Agreement and the transactions contemplated hereby by the shareholders of the Company. Simultaneous herewith holders of Company Common Stock who own beneficially and of record at least 51% of the outstanding shares of Company Common Stock on a fully diluted basis have executed and delivered to Purchaser a Shareholder Agreement in substantially the form of Exhibit F attached hereto. Additionally, the Company shall have kept the Purchaser apprised of the number of holders of shares of Company Common Stock who have exercised appraisal or dissenter's rights and the Company shall not enter into any negotiations, agreements or settlements with or make any payments to holders of Dissenting Shares without the prior written consent of the Purchaser.

                  5.11 Interim Financial Statements. The Company shall deliver to Purchaser within twenty (20) days following the end of each fiscal month hereafter, an unaudited balance sheet and statement of income for the Company and its subsidiaries (prepared in accordance with generally accepted accounting principles, consistently applied with the preparation of the Financial Statements) as of the end of and for each such fiscal month, beginning with the month ending in August 1997.

                  5.12 Earnest Money Deposit. On the date hereof the Purchaser shall deposit One Hundred Fifty Thousand Dollars ($150,000) (the "Earnest Money") with the Company by payment in the form of a check or by wire transfer of immediately available funds to the Company, and the Company agrees to retain and use such Earnest Money pursuant to this Section 5.12. If the Merger contemplated hereby is not consummated and this Agreement is terminated in accordance with the terms and conditions hereof solely by reason of (i) a material breach by the Purchaser or Acquisition Sub hereunder, (ii) the failure of the Purchaser or Acquisition Sub to satisfy the condition precedent to the Purchaser's obligation to close hereunder as set forth in either the first sentence of Section 6.1(h) or the third sentence of Section 6.1(n), then in such instances the Company shall be entitled to retain the Earnest Money, together with any interest or income earned thereon, as and for full liquidated damages with respect to the transactions contemplated hereby and not as a penalty. If the Merger contemplated hereby is not consummated for any reason other than as described above, then the Company shall promptly after the termination of this Agreement refund the Earnest Money to the Purchaser, in cash, together with interest thereon for the number of days it had such Earnest Money calculated at a per annum rate equal to the prime rate as announced by the Wall Street Journal. If the Merger contemplated hereby is consummated, then the Earnest Money (plus any interest or income earned thereon as calculated above less the Aggregate Preferred Redemption Consideration) shall be forwarded by the Company on behalf of the Purchaser to the Exchange Agent on the Closing Date as part of the Aggregate Merger Consideration.

                  5.13     Company Preferred Stock.

                  (a) Immediately following the date hereof, the Company will
(i) promptly circulate notices of redemption of the Company Preferred Stock to all of its shareholders of Company Preferred Stock at a per share redemption price equal to the Preferred Share Redemption Consideration, (ii) pursuant to RSA 293-A:7.21(d) of New Hampshire Law deposit the Aggregate Preferred Redemption Consideration with an escrow agent to be held under an irrevocable obligation to pay the shareholders of Company Preferred Stock the Preferred Share Redemption Consideration in accordance with New Hampshire Law and (iii) provide the Purchaser with written evidence of the deposit of the Aggregate Preferred Redemption Consideration with such escrow agent in accordance with New Hampshire Law.

                  (b) After thirty (30) days following the circulation of the notices of redemption of Company Preferred Stock (and in any no event later than immediately prior to the Shareholders' Meeting), the Company shall redeem each share of Company Preferred Stock by making a cash payment to the holder of each share of Company Preferred Stock (and subject, in the case of each such holder, to the receipt from such holder of the original stock certificate or certificate representing such shares of Company Preferred Stock together with any customary instruments of transfer that may reasonably be required by the Company), in an amount equal to the Preferred Share Redemption Consideration multiplied by the number of shares of Company Preferred Stock being surrendered by each such holder. The Company shall use commercially reasonable and good faith efforts to advise each holder of Company Preferred Stock relating to the redemption of his, hers or its Company Preferred Stock as of the Shareholders' Meeting and obtain the transfer documentation as required by this Section 5.13. A holder of Company Preferred Stock who delivers to the Company his, her or its stock certificate and proper transfer documentation (i) prior to the Shareholders' Meeting shall be paid pursuant to this Section 5.13 on the date immediately preceding the date of the Shareholders' Meeting, (ii) within thirty (30) days after the date of the Shareholders' Meeting shall be paid pursuant to this Section 5.13 as soon as reasonably practicable after receipt of such stock certificate and proper transfer documentation by the Company and (iii) after thirty (30) days following the date of the Shareholders' Meeting shall be paid pursuant to this Section
5.13 as soon as reasonably practicable but in no event later than ten (10) business days after receipt of such stock certificate and proper transfer documentation by the Company.

                  (c) Each share of Company Preferred Stock which, immediately prior to the redemption notice in clause (a) above, was held by the Company as a treasury share shall be canceled and retired without any payment being made therefor;

                  (d) There shall be no obligation on the part of the Company to deliver any payment in respect of any the Company Preferred Stock until (and then only to the extent that) the holder thereof surrenders its certificate(s) representing his, hers or its shares of Company Preferred Stock for exchange as provided in this Section 5.13, or, in lieu thereof, delivers to the Company an appropriate affidavit of loss and an indemnity agreement.

                  If any payment for the Company Preferred Stock is to be made in a name other than that in which the certificate for the Company Preferred Stock surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (i) pay to the Company any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the reasonable satisfaction of the Company that such taxes have been paid or are not payable. From and after the date of the redemption notice in clause (a) above, there shall be no transfers on the stock transfer books of the Company of any shares of Company Preferred Stock outstanding immediately prior to such redemption notice and any such shares of Company Preferred Stock presented to the Company shall be canceled in exchange for the aggregate amounts payable with respect thereto as provided in this Section 5.13.

                  5.14 Exchange Agent Agreement. The Company, the Purchaser and the Acquisition Sub agree to promptly execute (and in the case of the Company to cause the execution by the Representative) the Exchange Agreement after the approval of the Merger by the Company's shareholders at the Shareholders' Meeting.

                  5.15 Marketing Agreement. The Company hereby agrees to negotiate in good faith and to enter into a commercially reasonable Marketing Agreement for the 1997-98 ski season with certain affiliates of Purchaser (being Waterville Valley Ski Resort, Inc. and Mount Cranmore Ski Resort, Inc.) as promptly as possible after the date hereof.


                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO PURCHASER'S
                        AND ACQUISITION SUB'S OBLIGATIONS

                  6.1 Obligations to be Satisfied on or Prior to Closing Date. The obligations of Purchaser and Acquisition Sub to effect the Merger and the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser or Acquisition Sub), on or prior to the Closing Date, of the following conditions:

                  (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true, correct and complete in all material respects on the Closing Date as though made on such date.

                  (b) Compliance with Agreement. The Company and the Subsidiary shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company or the Subsidiary on or prior to the Closing Date.

                  (c) Investigation. Each of Purchaser, Purchaser's agents, Acquisition Sub and Acquisition Sub's agents and their respective lenders shall have been afforded access to the Company's and the Subsidiary's books and records, officers, employees, agents, facilities and personnel, as provided in
Section 5.3, and Purchaser, Purchaser's agents, Acquisition Sub and Acquisition Sub's agents and their respective lenders shall have completed their respective due diligence reviews of the assets, properties, liabilities, business and books and records (including, but not limited to, financial and Tax books and records) of the Company and the Subsidiary, and the results thereof shall be satisfactory to Purchaser and Acquisition Sub in their sole discretion. The Purchaser shall have received a Phase I environmental report with respect to the Real Property which is satisfactory in form and substance to Purchaser in its sole and absolute discretion.

                  (d) Consents. All consents, approvals, orders, authorizations, registrations, declarations and filings described on Schedule 3.27 shall have been obtained or made in form reasonably satisfactory to Purchaser and Acquisition Sub. This Agreement shall have been adopted and approved by the requisite vote of the holders of the Company Common Stock required under New Hampshire Law and the Company's articles of incorporation, as amended. Any required consent of the Forest Service or reissuance of each USFS Permit to the Company upon consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained on or prior to the Closing Date. All necessary authorizations, agreements and consents of any Persons or Authorities to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by the Company and delivered to Purchaser and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or, in Purchaser's reasonable determination, unsatisfactory conditions or requirements on Purchaser or Acquisition Sub or Purchaser shall have entered into new contracts or agreements which permit the continued use or supply of the property, products, technology or services provided for by the Company's and the Subsidiary's existing contracts or agreements on terms no less favorable to Purchaser than the prior contract or agreement of the Company or the Subsidiary as to such property, products, technology or services.

                  (e) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against the Company or the Subsidiary, which, in any case, in the reasonable judgment of Purchaser, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against the Purchaser or Acquisition Sub as a result of the consummation of such transactions.

                  (f) No Material Adverse Change. There shall have occurred no material adverse change in or with respect to the condition (financial or otherwise), business, prospects, rights, properties or assets of the Business, the Company or the Subsidiary since the date hereof.

                  (g) Schedules. All amendments or supplements to the Disclosure Schedules made by the Company pursuant to Section 5.5 shall be reasonably acceptable to Purchaser and Acquisition Sub.

                  (h) Financing; Purchaser Consent. Purchaser shall have received funds pursuant to any and all necessary debt and equity financing for the consummation of the transactions contemplated herein and the operation of the Business after the Closing Date and the consent of its current lenders to such new financing together with appropriate pay-off letters and lien releases form the Company's current lenders to terminate and discharge any Liens such lenders have on the Company's or the Subsidiary's assets, in each case on such terms and subject to such conditions as are satisfactory to the Purchaser in its sole discretion. This Agreement and the transactions contemplated hereby shall have been approved by Purchaser's shareholders.

                  (i) Closing Documents. The Company shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by the Company on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Purchaser and Acquisition Sub; provided, however, that the Company acknowledges that neither Purchaser nor Acquisition Sub has been given an opportunity to review or approve the fee schedules attached as Exhibit V to the Exchange Agreement or Exhibit IV to the Escrow Agreement and that such exhibits are subject to the review and approval of Purchaser and Acquisition Sub, which approval may be withheld in their reasonable discretion.

                  (j) Title Insurance and Surveys. As of the date hereof, Purchaser has not yet received the Title Policies, Leasehold Policies, the Land Status Report, the Surveys or any draft versions thereof, and as such at the Closing, Purchaser shall have received the Title Policies, Leasehold Policies, Land Status Report and Surveys, each dated the Closing Date, and in form and substance satisfactory to Purchaser in its sole and absolute discretion including, without limitation, being satisfied as to the extent and nature of any easements or encumbrances whether or not disclosed on the Existing Title Commitment and the amount of real property owned, leased or subject to permits in favor of the Company or the Subsidiary.

                  (k) UCC, Tax Lien and Judgment Search Results. Each of Purchaser and Acquisition Sub shall have received a report, in form and substance satisfactory to Purchaser, as to the results of an examination relating to the Company and the Subsidiary of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction as Purchaser shall reasonably request, and such report shall indicate no material security interests, Tax Liens, judgments or other Liens not previously disclosed in writing to Purchaser.

                  (l) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act will have been made, and any approvals required thereunder will have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

                  (m) Dissenters. Holders of the Company Common Stock shall have approved the Merger at a duly convened meeting of the shareholders of the Company and holders of not more than five percent (5%) of the shares of Company Common Stock outstanding shall have exercised appraisal or dissenter's rights under New Hampshire Law.

                  (n) Forest Service Permits; Water Rights and Expansion. All notices required under the USFS Permits will have been made, and any approvals required thereunder or by any Law or Order relating thereto will have been obtained. All necessary Permits and approvals will have been obtained to allow the Company to use the maximum aggregate amount of water it has historically used in the operation of the Business, including, but not limited to, the use of water for snowmaking. Purchaser is satisfied in its sole discretion that the Expansion will be authorized by the Forest Service and any other necessary Authorities without material future cost, delay, or restrictions.

                  6.2 Procedure for Failure to Satisfy Conditions. In the event that, in Purchaser's or Acquisition Sub's reasonable judgment, any of the conditions precedent set forth in Section 6.1 have not been satisfied, Purchaser or Acquisition Sub shall notify the Company in writing indicating its election to (a) waive such condition precedent or (b) terminate this Agreement pursuant to Section 11.1.


                                   ARTICLE VII
         CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

                  7.1 Obligations to Be Satisfied on or Prior to Closing Date. The obligations of the Company to effect the Merger and the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:

                  (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by each of Purchaser and Acquisition Sub in this Agreement shall be true, correct and complete in all material respects on the Closing Date as though made on such date.

                  (b) Compliance with Agreement. Purchaser and Acquisition Sub shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against Purchaser or Acquisition Sub, which, in any case, in the reasonable judgment of the Company, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against the Company as a result of the consummation of such transactions.

                  (d) Closing Documents. Purchaser and Acquisition Sub shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to
Section 8.4, and the form and substance of all such certificates, instruments, opinions and other documents shall be reasonably satisfactory to the Company.

                  (e) Hart-Scott-Rodino Act. All filings required pursuant to the Hart-Scott-Rodino Act will have been made, and any approvals required thereunder will have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

                  (f) Shareholder Consent. This Agreement shall have been adopted and approved by the requisite vote of the holders of the Company Common Stock required under New Hampshire Law and the Company's articles of incorporation, as amended.

                  7.2 Procedure for Failure to Satisfy Conditions. In the event that, in the Company's reasonable judgment, any of the conditions set forth in
Section 7.1 have not been satisfied, the Company shall notify Purchaser and Acquisition Sub in writing indicating the Company's election to: (a) waive such conditions precedent; or (b) terminate this Agreement pursuant to Section 11.1.


                                  ARTICLE VIII
                                     CLOSING

                  8.1 Time and Place. The Closing shall be a "New York style" closing and shall take place at 10:00 a.m. (Chicago time) on the Closing Date at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601 or at such other time and place as the Company, Purchaser and Acquisition Sub may mutually agree.

                  8.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

                  8.3 Deliveries by the Company to Purchaser and Acquisition Sub. At the Closing, the Company shall deliver or cause to be delivered to Purchaser and Acquisition Sub:

                  (a) a file stamped copy of the Articles of Merger from the New Hampshire Secretary of State evidencing the effectiveness of the Merger;

                  (b) articles of incorporation of the Company and the Subsidiary certified by the Secretary of State of New Hampshire and the by-laws of the Company and the Subsidiary certified by the Secretary or Assistant Secretary of the Company and the Subsidiary, respectively;

                  (c) certificates of good standing for the Company and the Subsidiary from the State of New Hampshire and any state where the Company's or the Subsidiary's failure to be qualified to transact business as a foreign corporation would have a material adverse effect on the Company or the Subsidiary or its business or financial condition;

                  (d) the legal opinion of Peabody & Brown, counsel for the Company, the Subsidiary and the Representative concerning the opinions substantially in the form attached hereto as Exhibit G;

                  (e) a certificate of each of the Company and Subsidiary, executed by the Secretary or an Assistant Secretary of Company and Subsidiary, respectively, dated as of the Closing Date, certifying to (i) the certificate of incorporation and by-laws of Company or Subsidiary, as applicable; (ii) resolutions of the Board of Directors of Company or Subsidiary, as applicable, and of the Company's shareholders of Company Common Stock approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Company or Subsidiary, as applicable, executing this Agreement and any other certificate or document delivered in connection herewith (together with copies of the same);

                  (f) a certificate executed by the President or Vice President of the Company, dated as of the Closing Date, certifying that all representations and warranties of the Company herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and that each of the Company and the Subsidiary has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by the Company or the Subsidiary on or prior to the Closing Date;

                  (g) an executed original of each consent required to be obtained pursuant to Section 6.1(d);

                  (h) the USFS Permits and all other Permits issued or reissued in the name of the Company and in the form and substance satisfactory to Purchaser in its sole discretion;

                  (i) an affidavit of the President or a Vice President of each of the Company and the Subsidiary stating, under penalty of perjury, the Company's and the Subsidiary's, respectively, United States taxpayer identification number together with a withholding certificate, in the form of
Exhibit I executed by the Company and the Subsidiary;

                  (j) the Severance Agreement in substantially in the form of Exhibit H attached hereto executed by each of the individuals listed on Schedule
9.3 (the "Severance Agreement");

                  (k) the Escrow Agreement executed by the Purchaser, the Escrow Agent and the Representative;

                  (l) a GAP undertaking and all other documents deemed reasonably necessary by the Title Company for purposes of delivering the Title Policies and the Leasehold Policies;

                  (m) the Exchange Agreement executed by the Company, Purchaser, the Representative and the Exchange Agent;

                  (n) evidence that a redemption notice was forwarded to the shareholders of the Company Preferred Stock at least 30 days prior to the date of the Shareholders' Meeting and that thereafter the Company Preferred Stock was redeemed and paid for prior to the date of the Shareholders' Meeting;

                  (o) evidence that the Company shall have received all the Option Cancellation Agreements referred to in Section 2.5; and

                  (p) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by the Company or the Subsidiary to Purchaser or Acquisition Sub; or (ii) reasonably necessary, in the opinion of Purchaser or Acquisition Sub, to effect the performance of this Agreement and the other documents and agreements contemplated hereby by the Company.

                  8.4 Deliveries by Purchaser and Acquisition Sub to the Company. At the Closing, Purchaser shall deliver or cause to be delivered to the
Company:

                  (a) the legal opinion of Winston & Strawn, special counsel for Purchaser and Acquisition Sub, and of any local New Hampshire counsel to such parties concerning the opinions in substantially in the form attached hereto as Exhibit J;

                  (b) a certificate of each of the Purchaser and Acquisition Sub, executed by the Secretary or an Assistant Secretary of Purchaser and Acquisition Sub, respectively, dated as of the Closing Date, certifying to (i) the certificate of incorporation and by-laws of Purchaser or Acquisition Sub, as applicable; (ii) resolutions of the Board of Directors and shareholders of Purchaser or Acquisition Sub, as applicable, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Purchaser or Acquisition Sub, as applicable, executing this Agreement and any other certificate or document delivered in connection herewith (together with copies of the same);

                  (c) a certificate of each of the Purchaser and Acquisition Sub, executed by the President or Vice President of Purchaser and Acquisition Sub, respectively, dated as of the Closing Date, certifying that all representations and warranties of Purchaser or Acquisition Sub, as applicable, herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and that Purchaser or Acquisition Sub, as applicable, has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser or Acquisition Sub, as applicable, on or prior to the Closing Date;

                  (d) certificate of incorporation of Purchaser certified by the Secretary of State of the State of Delaware;

                  (e) certificate of incorporation of Acquisition Sub certified by the Secretary of State of the State of New Hampshire;

                  (f) the Escrow Agreement, the Exchange Agreement and each Severance Agreement executed by Purchaser; and

                  (g) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser or Acquisition Sub to the Company; or (ii) reasonably necessary, in the opinion of the Company, to effect the performance of this Agreement by Purchaser and Acquisition Sub.


                                   ARTICLE IX
                                OTHER AGREEMENTS

                  9.1 Further Assurance. At any time and from time to time from and after the Closing, the Company, Purchaser and Acquisition Sub will, at the request and expense of the other parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the Merger or the transactions contemplated by this Agreement or for the performance by the Company, Purchaser or Acquisition Sub of any of their other respective obligations under this Agreement.

                  9.2      Confidentiality.

                  (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Aggregate Merger Consideration, and all information that is furnished or disclosed by the other party (collectively, "Confidential Information"), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information or (D) is required by Law to be disclosed; and (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

                  (b) Each party hereto acknowledges that the remedy at law for any breach by any party of its obligations under Section 9.2(a) is inadequate and that the other parties shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

                  9.3      Employment Matters.

                  (a) On the Closing Date, Acquisition Sub shall retain the employees of the Company engaged full-time or part-time in the conduct of the Business; provided, however, that such employees will all continue to be at-will employees subject to termination as determined by Surviving Company in its sole discretion after the Closing Date. Subject to the prior sentence, the Surviving Company will initially continue the employment of all of the Company's employees as of the Closing at the same base salary or hourly rate cash compensation levels as provided by the Company immediately prior to the Closing and upon such other terms and provisions, including employee benefits, as the Company currently provides its employees having years of service equivalent to the Company's employees. The Surviving Company will give full credit for the years of service with the Company for employee benefits eligibility and vesting purposes for which such employees are eligible at the Closing to all employees of the Company who have worked for the Company during the year prior to the Closing and become employees of the Surviving Company again by the beginning of the 1997 ski season. Notwithstanding the foregoing, the Surviving Company and Acquisition Sub reserve the right to amend, modify or terminate any employee benefit plan sponsored by them at any time in their sole discretion.

                  (b) The Company shall offer severance agreements to those employees listed on Schedule 9.3 for the length of time after the Closing Date and at the per annum base salary as set forth on Schedule 9.3 and otherwise on substantially the terms and conditions set forth in Exhibit H attached hereto. In addition Schedule 9.3 also lists the respective residence address of each covered employee.

                  9.4 Sales and Transfer Taxes. The Escrow Agent will disburse funds from the Escrow Account to Surviving Company to pay for the cost of any transfer, stamp, sales, purchase, use, value added, excise or similar tax imposed on the Surviving Company, the Company or the Subsidiary under the laws of the United States, or any state or political subdivision thereof, which arises out of the Merger or any deemed transfer of any shares of capital stock of the Company or the Subsidiary in connection with the Merger, and the Purchaser and the Representative shall immediately jointly instruct the Escrow Agent to pay to the Surviving Company the amount of any such taxes upon notice to Representative by Surviving Company or Purchaser of such taxes.

                  9.5 Purchaser Non-Solicitation. Purchaser agrees for itself, its successors and other persons claiming directly through Purchaser that for the period beginning on June 30, 1997 until the earlier of the Closing or June 30, 1999, Purchaser shall not solicit, approach or otherwise encourage any then current employees of the Company to leave the Company's employ in order to become an employee of Purchaser.

                  9.6 Section 338 of the Code. The Surviving Company will be responsible for any Tax liability and receive any Tax benefit due to any Code
Section 338 election or deemed election, if any, made in connection with the Merger.


                                    ARTICLE X
                                 INDEMNIFICATION

                  10.1 Indemnification by Merger Consideration Recipients. The Company (on behalf of the Merger Consideration Recipients) and the Merger Consideration Recipients jointly and severally agree to indemnify, defend, hold harmless and waive any claim for contribution against Purchaser, the Surviving Company and all of their officers, directors, shareholders, Affiliates, employees and agents (the "Purchaser Indemnified Persons") from and against any Adverse Consequence arising out of or resulting from:

                  (a) the untruth, inaccuracy or incompleteness as of the date hereof or on the Closing Date of any representation or warranty of the Company contained in this Agreement or the Disclosure Schedules (or in any document, writing, certificate, data or financial statements delivered by the Company under this Agreement) (each a "Purchaser Warranty Claim");

                  (b) the failure by the Company to perform any of its covenants or obligations hereunder;

                  (c) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by the Company or the Subsidiary in connection with the Merger or the consummation of the transactions contemplated by this Agreement other than as disclosed in Section 3.35;

                  (d) all Taxes attributable to the Company or the Subsidiary for taxable periods ending on or before the Closing Date, and for their allocable share of Taxes for any period that begins prior to the Closing Date and ends after the Closing Date; provided, however, that this clause (d) shall
(i) exclude any Taxes related to or incurred for periods after April 30, 1996 except to the extent that such Taxes exceed the sum of the amount which was (A) accrued for Taxes on the Financial Statements as of July 31, 1997 and (B) amounts which may be accrued in accordance with generally accepted accounting principles, consistently applied, on any balance sheet prepared as of the Closing Date for Taxes incurred after July 31, 1997 in the ordinary course of business and (ii) exclude any additional Taxes assessed by the IRS for any tax year in which the Purchaser, of its own accord and without being so required by the IRS, reopens or challenges the Taxes assessed or paid in such taxable period in which a return has previously been filed in an effort to obtain a refund for such period and as a result thereof the IRS after further review assesses additional Tax Liabilities for such prior taxable period. For purposes of determining any Person's allocable share of Taxes for any period which was not closed as of the Closing Date, the Company's or the Subsidiary's allocable share of Taxes shall be determined by reference to income, capital gains, gross receipts, sales, net profits, windfall profits or similar items or resulting from the sale of assets allocated based on the date the items occurred and all other Taxes shall be allocated pro rata based on the number of days in the taxable period for which each party is liable; and

                  (e) fifty percent (50%) of the total costs, expenses and other liabilities incurred in upgrading or replacing the five single-walled underground storage tanks (being UST's No. 1, 2, 3, 4 and 7 registered under owner number 0-111275 with the State of New Hampshire) up to a maximum of $50,000 to bring such UST's into compliance with federal regulation by December, 1998 including, without limitation, the costs and expenses of clean-up and remediation of any contaminated soil (except any contamination directly caused by the negligence of the party retained by the Surviving Company to replace such tanks) which must by law be removed or cleaned up in connection with such UST upgrades and replacement.

                  10.2 Indemnification by Purchaser. Purchaser and Acquisition Sub agree to indemnify, defend and hold harmless Merger Consideration Recipients after the Closing from and against any Adverse Consequence arising out of or resulting from:

                  (a) the untruth, inaccuracy or incompleteness as of the date hereof or on the Closing Date of any representation or warranty of Purchaser or Acquisition Sub contained in this Agreement (or in any document, writing or certificate delivered by Purchaser or Acquisition Sub under this Agreement) (each a "Company Warranty Claim");

                  (b) the failure by Purchaser or Acquisition Sub to perform any of its covenants or obligations hereunder, or the failure of the Surviving Company to perform its obligations or covenants under Section 9.6; and

                  (c) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Purchaser or Acquisition Sub in connection with the Merger or the consummation of the transactions contemplated by this Agreement.

                  10.3     Procedure for Indemnification.

                  (a) If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim.

                  (b) If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party

Notice) notify the Indemnified Party in writing of its intention to do so and shall give the Indemnifying Party such security in that regard as the Indemnified Party reasonably may request.
 The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand. If a firm written offer is made to settle any such third party claim, demand, action or proceeding which (I) does not require the Indemnified Party to admit any liability, complicity or responsibility for any actions, injuries, negligence or other similar matters or restrain, restrict or limit in any way the Indemnified Party's ability to operate its business or take actions in the future, (II) contains reasonable confidentiality obligations with respect to the terms of such settlement, (III) in the instance the Purchaser or the Acquisition Sub is the Indemnified Party, the settlement requires payments in excess of the remaining available amount of the Holdback, and (IV) the Indemnifying Party proposes to accept and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party shall upon ten (10) business days prior written notice to the Indemnified Party have the right to pay the Indemnified Party in immediately available funds the lesser of the total amount constituting the proposed settlement or the remaining amounts it is obligated to pay under this Article X, and thereafter, to be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding.

                  (c) Upon resolution or any claim under this Article X in favor of Purchaser or Acquisition Sub, whether by agreement or the rendering of a final judgment in any litigation, the Purchaser and the Representative shall jointly instruct the Escrow Agent to pay over and deliver to an Indemnified Party an amount equal to the amount of any claim so resolved.

                  10.4 Limitations on Indemnity. (a) The indemnities contained in this Article X with respect to Purchaser Warranty Claims and Company Warranty Claims shall expire fifteen (15) months following the Closing Date, except with respect to claims (a) under Section 3.14 as to which the indemnification obligation shall survive until thirty (30) months following the Closing Date,
(b) under Section 3.17 as to which the indemnification obligation shall survive for the applicable statute of limitations period, and (c) under Sections 3.1, 3.11, 3.39 and 3.40 or with respect to fraud as to which there shall be no expiration date; provided, however, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration. The indemnification provided herein shall not limit any liability of the Company, the Subsidiary, Merger Consideration Recipients, Purchaser or Acquisition Sub which may arise by statute or common law. Except as expressly set forth herein, Purchaser's and

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



Acquisition Sub's rights under this Article X shall not be limited by or to any amounts held pursuant to the Escrow Agreement.

                  (b) The Merger Consideration Recipients' maximum aggregate liability to the Purchaser Indemnified Persons for indemnification of Purchaser Warranty Claims pursuant to Section 10.1(a) and as to any obligations set forth in Section 10.1(e) shall not exceed an amount equal to the Holdback.

                  (c) Purchaser's maximum aggregate liability to the Merger Consideration Recipients for indemnification of Company Warranty Claims pursuant to Section 10.2(a) shall not exceed an amount equal to the Holdback.

                  (d) No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 10.1 for any Purchaser Warranty Claims unless and until the aggregate Adverse Consequences suffered by all Purchaser Indemnified Persons collectively exceeds $500,000 whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from the Merger Consideration Recipients for all Adverse Consequences suffered by Purchaser Indemnified Persons in excess of such threshold amount.

                  (e) The Merger Consideration Recipients shall not be entitled to indemnification pursuant to Section 10.2 for any Company Warranty Claims unless and until the aggregate Adverse Consequences suffered by the Merger Consideration Recipients in the aggregate exceeds $500,000 whereupon the Merger Consideration Recipients shall be entitled to indemnification hereunder from Purchaser for all Adverse Consequences suffered by the Company in excess of such threshold amount.

                  (f) The Company hereby acknowledges and agrees on behalf of itself, the Merger Consideration Recipients and the Representative that notwithstanding the fact that certain covenants, representations, warranties and agreements are given by the Company in favor of Purchaser and/or Acquisition Sub, that the Merger Consideration Recipients shall assume all liability and obligation for any inaccuracy, violation or breach thereof (including, without limitation, by way of payments against the Holdback) and shall not have any right to seek contribution, indemnity or payment of any kind from the Surviving Company and/or the Subsidiary with respect thereto.

                  Except for losses or damages due to fraud or indemnification claims other than Purchaser Warranty Claims, any loss incurred by the Purchaser or Acquisition Sub for which it is to be indemnified hereunder shall be satisfied solely from the Holdback, and with respect to any amounts claimed directly against the Merger Consideration Recipients, as opposed to against the Holdback, no Merger Consideration Recipient shall be liable to the Purchaser for more than his pro rata share of any such claim. Such pro rata share of each Merger Consideration Recipient shall be determined by multiplying the amount claimed times the fraction equal to the number of shares of Company Common Stock (other than Dissenting Shares) and Option Shares which were owned by such Merger Consideration Recipient at the Effective Time over the aggregate number of outstanding shares of Company Common Stock (other than Dissenting Shares) and the number of

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



Option Shares that could have been issued upon execution of all remaining options as of the Effective Time.

                  10.5 Escrow Agreement. In addition to any right or remedy available to Purchaser hereunder or otherwise, Purchaser shall be entitled to be paid for any indemnification claims against Merger Consideration Recipients by demanding payment of funds in accordance with the Escrow Agreement and against the Holdback in accordance with the terms and conditions in the Escrow Agreement. The Holdback placed by Acquisition Sub in the Escrow Account shall be held in escrow in the Escrow Account and shall be available to pay for indemnification claims asserted by the Purchaser Indemnified Persons pursuant to this Article X. On the first business day of the first month which is at least
(i) fifteen (15) months following the Closing Date, and on the first business day of each month occurring three (3), six (6), nine (9) and twelve (12) months thereafter, the Purchaser and the Representative each agree to direct the Escrow Agent to pay into the Exchange Account on behalf of the Merger Consideration Recipients $200,000 (or such lesser amount then remaining in the Escrow Account) and (subject to any tax withholdings) to have the Allocable Portion of such amounts paid out to the former holders of Company Common Stock (other than Dissenting Shares) and Option Shares, and (ii) thirty (30) months following the Closing Date, the Purchaser and the Representative each agree to direct the Escrow Agent to pay $500,000 (or such lesser amount then remaining in the Escrow Account) into the Exchange Account on behalf of the Merger Consideration Recipients and (subject to any tax withholdings) to have the Allocable Portion of such amounts paid out to the former holders of Company Common Stock (other than Dissenting Shares) and Option Shares; provided, however, that the amount of each such payment will be less the sum of (a) the aggregate of all claims for indemnification which have been paid out to date and not already deducted from a payment or are then pending against such Merger Consideration Recipients, plus
(b) if any tax audit is in process or has been noticed, an additional amount as estimated by Purchaser as shall be necessary to cover any potential claims related to Taxes which may be reasonable assessed or incurred. On the first business day of each calendar month subsequent to the third (3rd) anniversary of the Closing Date, the Purchaser and the Representative each agree to direct the Escrow Agent to pay into the Exchange Account on behalf of the Merger Consideration Recipients any amounts withheld from the final payment in accordance with clauses (a) or (b) in the preceding sentence and which are no longer required to be held by the terms of such clause (a) or (b) above and (subject to any tax withholdings) to have the Allocable Portion of such amounts paid out to the former holders of Company Common Stock (other than Dissenting Shares) and Option Shares, until all amounts held in the Escrow Account have been paid into the Exchange Account.

                  10.6 Payment. Except for third-party claims being defended in good faith by the Indemnifying Party in accordance with Section 10.3, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to nine percent (9%) per annum from the date due until the date paid.

                  10.7 Set-Off. If any Merger Consideration Recipient fails to make any payment with respect to any indemnification claim in accordance with this Article X, Purchaser may set-off

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



the amount of such claim against any amounts payable by Purchaser or the Company to any Merger Consideration Recipient under this Agreement or any other agreement, promissory note or instrument delivered in connection with the transactions contemplated hereby.


                                   ARTICLE XI
                                   TERMINATION

                  11.1 Rights to Terminate. This Agreement may be terminated at any time prior to the Closing only as follows:

                  (a) by mutual written consent of the Company and Purchaser;

                  (b) by the Company, if Purchaser or Acquisition Sub is in material breach of any representation, warranty, covenant or condition under this Agreement (and the Company is not then in material breach of any representation, warranty, covenant or condition hereunder) and such breach continues for ten (10) business days after written notice of the same to the breaching party or if the alleged breach is reasonably capable of being cured and the breaching party is working in good faith to cure such breach but it cannot be cured in ten (10) business days, said ten (10) business day period to cure such breach shall be extended by an additional twenty (20) days;

                  (c) by Purchaser, if the Company is in material breach of any representation, warranty, covenant or condition under this Agreement (and Purchaser and Acquisition Sub are not then in material breach of any representation, warranty, covenant or condition hereunder) and such breach continues for ten (10) business days after written notice of the same to the breaching party or if the alleged breach is reasonably capable of being cured and the breaching party is working in good faith to cure such breach but it cannot be cured in ten (10) business days, said ten (10) business day period to cure such breach shall be extended by an additional twenty (20) days;

                  (d) by the Company or by Purchaser if, at or before the Closing, any condition set forth herein for the benefit (i) of the Company or
(ii) Purchaser or Acquisition Sub, respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived; or

                  (e) by Purchaser or the Company if the Closing shall not have occurred on or before November 30, 1997; provided, however, that neither such party shall be entitled to terminate this Agreement pursuant to this Section 11.1(e) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

                  Each party's right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

                  11.2 Effects of Termination. Notwithstanding any other provision of this Agreement to the contrary, no termination of this Agreement shall release (i) the Company from its

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



obligation to pay the costs and expenses described in Section 5.6, 5.9 or 6.1(j), (ii) any party hereto from any Liabilities arising hereunder for any pre-termination breaches in any material respect hereof or intentional misrepresentations made herein, (iii) any party hereto from its obligations under Section 9.2 or (iv) any party hereto (if such party is in default in any material respect of any of its obligations or duties under the Agreement and the other parties hereto are not in default of their obligations and duties under the Agreement), in addition to all other remedies available to such non-defaulting party at law and in equity, of its obligation to pay and fully reimburse the non-defaulting party for all reasonable expenses paid or incurred by such non-defaulting party in connection with the transactions contemplated hereby, including, without limitation, reasonable attorneys' and accountants' fees, which fees with respect to the Company shall also include the actual out of pocket fees paid to its investment bankers (but in any event not in excess of $75,000) solely related to providing a fairness opinion for the transaction contemplated hereby; provided, however, that if the Company is entitled to retain the Earnest Money in connection with any termination of this Agreement, then such Earnest Money shall be retained by the Company as and for full liquidated damages hereunder, and not as a penalty, and the Company shall not be permitted to claim any additional amounts.


                                   ARTICLE XII
                               THE REPRESENTATIVE

                  12.1 Appointment. Upon approval of the Merger, the Merger Consideration Recipients shall be deemed for themselves and their respective successors, assigns, heirs, executors and legal representatives to have constituted and appointed, effective from and after the Effective Time, Stephen
U. Samaha, an individual residing in New Hampshire, as the agent and representative (the "Representative") of the Merger Consideration Recipients and their respective successors, assigns, heirs, executors and legal representatives to act as Representative for all purposes under this Agreement. In the event of the death, resignation or incapacity of the Representative, J. Timothy Reilly, an individual residing in New Hampshire, shall automatically be deemed to be appointed as successor Representative (subject to receipt by the Company of a written acceptance from such successor Representative within twenty (20) days after notice of such automatic appointment), and in the event of the successor Representative's death, resignation, incapacity or failure to timely accept the appointment in writing, the Merger Consideration Recipients shall promptly designate another individual to act as their representative under this Agreement so that at all times there will be a Representative with the authority provided in this Article XII. Such successor Representative shall be designated by the Merger Consideration Recipients by an instrument in writing executed by Merger Consideration Recipients with an aggregate contingent interest or right to receive (subject to set off in accordance with this Agreement) not less than 51% of the Holdback then remaining and such appointment shall become effective as to the successor Representative when such instrument shall have been delivered to any such proposed successor Representative (and accepted in writing) and a copy thereof received by Purchaser and the Company.

                  12.2 Authorization. The Merger Consideration Recipients hereby authorize the Representative, on their behalf and in their name, to:

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



                  (a) Receive all notices or documents given or to be given to the Company or the Merger Consideration Recipients by the Purchaser or Acquisition Sub pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

                  (b) Engage counsel, and such accountants and other advisors on behalf of the Merger Consideration Recipients and incur such other reasonable expenses on behalf of the Merger Consideration Recipients in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

                  (c) Take such action on behalf of the Merger Consideration Recipients as the Representative may deem appropriate in respect of:

                      (i) waiving any inaccuracies in the representations or warranties of Purchaser or Acquisition Sub contained in this Agreement or in any document delivered by Purchaser or Acquisition Sub pursuant hereto;

                      (ii) taking such other action as the Representative is authorized to take under this Agreement;

                      (iii) receiving all documents or certificates and making all determinations on behalf of the Merger Consideration Recipients required under this Agreement;

                      (iv) all such other matters as the Representative may deem necessary or appropriate in connection with the administration of this Agreement and the transactions contemplated hereby; and

                      (v) taking all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and permit any disbursements or payments out of the Escrow Account.

                  12.3 Irrevocable Appointment. The appointment of the Representative hereunder is irrevocable (subject to Section 12.4) and any action taken by the Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding on the Merger Consideration Recipients notwithstanding any contrary action of, or direction from, the Company, except for actions taken by the Representative which are in bad faith or grossly negligent.

                  12.4 Resignation and Removal. The Representative may resign at any time by giving notice to the Company and to the Merger Consideration Recipients, and such resignation shall be effective upon the appointment and qualification of a successor. The Representative may be discharged, and replaced by another person to act as his or her successor, by an instrument in writing signed by Merger Consideration Recipients with an aggregate contingent interest or right to receive (subject to set off in accordance with this Agreement) not less than sixty-six percent (66%) of the Holdback then remaining.

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



                  12.5 Purchaser's Reliance. Purchaser, Acquisition Sub and Surviving Company shall not be obliged to inquire into the authority of the Representative, and such parties shall be fully protected in dealing with the Representative in good faith.

                  12.6 Exculpation and Indemnification. (a) In performing any of such Representative's duties under this Agreement, the Representative shall not incur any Liability to any Person, except for Liability caused by the Representative's willful misconduct, unlawful acts or gross negligence. Accordingly, the Representative shall not incur any such Liability for (i) any action that is taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Representative under this Agreement, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons and to conform with the provisions of this Agreement.

                  (b) The Merger Consideration Recipients shall indemnify, defend and hold harmless the Representative against, from and in respect of any Adverse Consequence arising out of or resulting from the performance of such Representative's duties hereunder or in connection with this Agreement (except for Liabilities arising from the gross negligence, unlawful acts or willful misconduct of the Representative).


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

                  13.1 Public Announcements. Prior to the Closing Date, any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as the Company and Purchaser shall mutually agree; provided, that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy that party's legal obligations in such regard.

                  13.2 Post-Closing Deliveries. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

                  13.3 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:


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



       (i)      if to Purchaser, Acquisition Sub or Surviving Company:

                c/o Booth Creek, Inc.
                1000 South Frontage Road
                Vail, Colorado  81657
                Attention:  George N. Gillett, Jr.
                Facsimile: (970) 479-0291

                with a copy to:

                Winston & Strawn
                35 West Wacker Drive
                Chicago, Illinois 60601
                Attention:  Bruce A. Toth, Esq.
                Facsimile:  (312) 558-5700

       (ii)     if to the Company before the Closing:

                Loon Mountain Recreation Corporation
                RR #1, Box 41
                Kancamagus Highway
                Lincoln, New Hampshire 03251-9711
                Attention: Samuel S. Adams
                Facsimile: (603) 745-8214

                with a copy to:

                Peabody & Brown
                889 Elm Street
                Manchester, New Hampshire 03101
                Attention:  James C. Hood, Esq.
                Facsimile: (603) 628-4040

       (iii)    if to the Representative or the Merger
                Consideration Recipients, after the Closing:

                c/o Stephen U. Samaha, Esq.
                Samaha & Vaughan
                125 Main Street
                Littleton, NH 03561
                Facsimile:   (603) 444-2552
                                    with a copy to:

                                    Peabody & Brown
                                    889 Elm Street
                                    Manchester, New Hampshire 03101
                                    Attention:  James C. Hood, Esq.
                                    Facsimile: (603) 628-4040


or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 13.3.

                  13.4 Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement (a) to any Person that is wholly-owned, directly or indirectly, by Purchaser or (b) after the Closing, to any Person to whom Purchaser sells the Business and substantially all of the Company's assets so long as such Person agrees in a writing reasonably satisfactory in form and substance to the Representative, prior to or contemporaneously with the acquisition, to be bound by all of the terms and conditions hereof in respect to the Merger Consideration Recipients; and, provided further, that Purchaser may collaterally assign its rights hereunder to any Person or Persons providing financing to Purchaser in connection with the transactions contemplated hereby.

                  13.5 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person or create any third party beneficiary, other than the parties hereto and their respective successors and permitted assigns.

                  13.6 Exhibits and Schedules. The Exhibits and Disclosure Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

                  13.7 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

                  13.8 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof (including, without limitation, the Letter of Intent which shall be deemed to be superseded and replaced hereby) shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof; provided, however, that the Confidentiality and Non-Disclosure Agreement dated May 6, 1997 between the Company and Booth Creek, Inc. shall survive the execution and delivery hereof and shall only terminate on the Closing Date.

                  13.9 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser, Acquisition Sub and the Company. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

                  13.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.11 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

                  13.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE
STATE OF DELAWARE.

                  13.13 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement (including, without limitation, any legal fees, accounting fees, brokers fees, or other fees or expenses) and in closing and carrying out the transactions contemplated by this Agreement in each case, whether or not the Merger and the other transactions contemplated hereby are consummated but subject to Section 11.2.

                  13.14 WAIVER OF JURY TRIAL. PURCHASER, THE COMPANY AND ACQUISITION SUB EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


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




                                   ARTICLE XIV
                                    GUARANTEE

                  14.1 Guarantee. Purchaser hereby guarantees for the benefit of the Company the performance by Acquisition Sub and the Surviving Company of all of their obligations under Article II of this Agreement. The discharge, termination or extinguishment of any undertakings and indemnifications of Acquisition Sub for any reason including, without limitation, Acquisition Sub's dissolution, liquidation or bankruptcy, shall not release Purchaser from its obligations under this Section 14.1.




                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:                           BOOTH CREEK SKI GROUP, INC.


                                     By: /s/ Jeffrey Joyce
                                         ----------------------------------

                                     Title: Executive Vice President
                                            -------------------------------



ACQUISITION SUB:                     LMRC ACQUISITION CORP.


                                     By: /s/ Jeffrey Joyce
                                        -----------------------------------

                                     Title: Executive Vice President
                                            -------------------------------


COMPANY:                             LOON MOUNTAIN RECREATION CORPORATION


                                     By: /s/ Samuel Adams
                                        -----------------------------------

                                     Title: President
                                           --------------------------------



                  Acknowledged and Agreed to by the undersigned, as Representative, who hereby agrees, subject to the approval of the holders of Company Common Stock as set forth in Section 12.1 hereof, to act as Representative in accordance with this Agreement.


                                         /s/ Stephen U. Samaha
                                         --------------------------------
                                         Stephen U. Samaha, an individual








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